United States

Securities and Exchange Commission

Washington, D.C. 20548

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

ExlService Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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280 Park Avenue, 38th Floor

New York, New York 10017

(212) 277-7100

May 2, 2011

Dear Stockholder:

On behalf of the board of directors of ExlService Holdings, Inc., I am pleased to invite you to the 2011 Annual Meeting of Stockholders, which will be held on June 17, 2011, in White Plains, New York.

The Annual Meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of the Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The board of directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Vikram Talwar

Chairman

280 Park Avenue, 38th Floor

New York, New York 10017

(212) 277-7100

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to the 2011 Annual Meeting of Stockholders of ExlService Holdings, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held at The Ritz-Carlton, Westchester, Three Renaissance Square, White Plains, New York 10601, on June 17, 2011, at 9:00 AM, Eastern Time, for the purposes of voting on the following matters:

1.	the election of three Class II members of the board of directors of the Company for a term of three years each;

2.	the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2011;

3.	the approval of the compensation of the named executive officers of the Company;

4.	the determination of how frequently the stockholders should hold a non-binding advisory vote to approve the compensation of the named executive officers of the Company; and

5.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you are a stockholder of record at the close of business on May 3, 2011, you are entitled to vote at the Annual Meeting. A list of stockholders as of the record date will be available for examination for any purpose germane to the Annual Meeting, during ordinary business hours, at the Company’s executive offices at 280 Park Avenue, 38th Floor, New York, New York 10017, for a period of 10 days prior to the date of the Annual Meeting and at the Annual Meeting itself.

Whether or not you expect to attend the Annual Meeting in person, the Company encourages you to promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided. Voting by proxy will not deprive you of the right to attend the Annual Meeting or to vote your shares in person. You can revoke a proxy at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of elections in writing of such revocation prior to the Annual Meeting.

By Order of the Board of Directors

Amit Shashank

General Counsel and Corporate Secretary

New York, New York

May 2, 2011

The Company’s Annual Report on Form 10-K for fiscal year 2010 accompanies this notice but is not incorporated as part of the enclosed Proxy Statement and should not be considered part of the proxy solicitation materials.

i

280 Park Avenue, 38th Floor

New York, New York 10017

(212) 277-7100

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of ExlService Holdings, Inc., a Delaware corporation (“us,” “we,” “our” or the “Company”), of proxies to be used at our 2011 Annual Meeting of Stockholders to be held at The Ritz-Carlton, Westchester, Three Renaissance Square, White Plains, New York 10601, at 9:00 AM, Eastern Time, on June 17, 2011, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 3, 2011.

Who Can Vote

Only stockholders who own shares of our common stock at the close of business on May 3, 2011, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 27, 2011, we had 29,656,839 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date for the Annual Meeting. There is no cumulative voting in the election of directors.

How You Can Vote

If your shares are registered directly in your name with Registrar and Transfer Company, our transfer agent (which means you are a “stockholder of record”), you can vote your proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the specific instructions set forth in the enclosed proxy card.

If you are the beneficial owner of shares held in the name of a brokerage, bank, trust or other nominee as a custodian (also referred to as shares held in “street name”), your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Voting at the Annual Meeting. Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. Our board of directors recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee giving you the right to vote the shares at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised in any of the following ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the inspector of elections prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date to the inspector of elections prior to the Annual Meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

Quorum

A quorum, which is a majority of the issued and outstanding shares of our common stock as of May 3, 2011, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending the Annual Meeting in person and by their proxy holders. If you indicate an abstention as your voting preference for all matters to be acted upon at the Annual Meeting, your shares will be counted toward a quorum but they will not be voted on any matter.

Proposal 1: Election of Directors

Directors are elected by the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of electing the nominees as directors, withhold your vote on one or more nominees or abstain from voting your shares. For purposes of the vote on Proposal 1, abstentions will have no effect on the results of the vote.

Other Proposals

The ratification of the appointment of our independent registered public accounting firm, the approval of the compensation of our named executive officers, the determination of how frequently the stockholders should hold a non-binding advisory vote to approve the compensation of our named executive officers and each other item to be acted upon at the Annual Meeting will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of or against these proposals or you may abstain from voting your shares. For purposes of the vote on Proposals 2, 3, 4 or such other item to be acted upon at the Annual Meeting, abstentions will have the effect of a vote against these proposals.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers and FOR holding a non-binding advisory vote every year to approve the compensation of our executive officers.

Other Matters to Be Acted Upon at the Meeting

Our board of directors presently is not aware of any matters, other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the Annual Meeting. If any matter other than those described in this Proxy Statement is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Internet Availability of Proxy Materials

Our notice of meeting, proxy statement and form of proxy card are available at our website at http://ir.exlservice.com/proxy.cfm.

Important

Please promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares can be voted at the Annual Meeting. This will not limit your right to attend or vote at the Annual Meeting.

All Annual Meeting attendees may be asked to present valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank, trust or other nominee, before entering the Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (212) 277-7109.

OUR BOARD OF DIRECTORS

Our board of directors currently consists of nine directors divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The current composition of our board of directors is as follows:

Class I Directors (term expiring in 2013):	Edward V. Dardani Rohit Kapoor, our President and Chief Executive Officer Kiran Karnik

Class II Directors (term expiring in 2011):	David B. Kelso Clyde W. Ostler Vikram Talwar, our Chairman

Class III Directors (term expiring in 2012):	Steven B. Gruber, our Lead Director Dr. Mohanbir Sawhney Garen K. Staglin

The election of our Class II directors will take place at the Annual Meeting. If elected, each of the Class II director nominees will serve on our board of directors until our annual meeting of stockholders in 2014 or until their successors are duly elected and qualified in accordance with our by-laws.

The following sets forth additional information regarding our directors.

Vikram Talwar—Age: 61—co-founded ExlService.com, Inc., our predecessor (“EXL Inc.”), in April 1999 and has served as our Chairman since April 2011 and served as our Executive Chairman from May 2008 until April 2011. Mr. Talwar served as Chief Executive Officer and Vice Chairman of our board of directors from November 2002 to April 2008 and as Chief Executive Officer of EXL Inc. since April 1999. Prior to founding EXL Inc., Mr. Talwar served in various capacities at Bank of America, including Country Manager in India and other Asian countries from 1970 to 1996, and served as Chief Executive Officer and Managing Director of Ernst & Young Consulting India from 1998 to 1999. In the past five years, Mr. Talwar has served on the boards of directors of several private companies. The Company concluded, based in part on Mr. Talwar’s experience as a founder and past Chief Executive Officer of the Company, that he should serve as a director.

Rohit Kapoor—Age: 46—co-founded EXL Inc. in April 1999 and has served as our President and Chief Executive Officer since May 2008 and as a director since November 2002. Mr. Kapoor served as our Chief Financial Officer from November 2002 until June 2005 and from September 2006 to March 2007, as our Chief Operating Officer from June 2007 until April 2008 and as President and Chief Financial Officer of EXL Inc. since August 2000. Prior to founding EXL Inc., Mr. Kapoor served as a business head of Deutsche Bank from July 1999 to July 2000. From 1991 to 2000, Mr. Kapoor served in various capacities at Bank of America in the United States and Asia, including India. Mr. Kapoor was appointed as a member of the board of directors of CA, Inc. on April 7, 2011. The Company concluded that in connection with Mr. Kapoor’s functions and responsibilities as Chief Executive Officer of the Company, he should serve as a director.

Steven B. Gruber—Age: 53—has served as our Lead Director since May 2008 and served as our Chairman from November 2002 until April 2008. Since February 1999, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., one of our 5% stockholders. Mr. Gruber is also a managing partner of Oak Hill Capital Management, LLC. Since April 1990, Mr. Gruber has been a Managing Director of Oak Hill Partners, Inc. (including its predecessor entities) and the Manager of Acadia Partners, L.P. In the past five years, Mr. Gruber has served on the boards of directors of American Skiing Company, Blackboard Inc. and Williams Scotsman International, Inc. The Company concluded, based on Mr. Gruber’s business experience at Oak Hill and as a member of public company boards of directors, that Mr. Gruber should serve as a director.

Edward V. Dardani—Age: 49—has served as a member of our board of directors since April 2005. Mr. Dardani is a Partner of Oak Hill Capital Partners, L.P., one of our 5% stockholders, which he joined in July 2002, and has been a Principal of Oak Hill Capital Management, LLC since January 2006. Mr. Dardani is responsible for investments in business and financial services sectors. Mr. Dardani began his career at Merrill Lynch in their investment banking group. In the past five years, Mr. Dardani has served on the boards of directors of American Skiing Company and RSC Holdings, Inc. The Company concluded, based in part on Mr. Dardani’s business experience at Oak Hill and as a member of public company boards of directors, that Mr. Dardani should serve as a director.

David B. Kelso—Age: 58—has served as a director since July 2006. Mr. Kelso most recently served as a senior advisor to Inductis, Inc. (“Inductis”) from June 2004 through June 2006. He served in the Office of the Chairman as Executive Vice President for Strategy and Finance for Aetna, Inc. from September 2001 through September 2003. Mr. Kelso served on the board of directors of Aetna Life Insurance Company from 2001 to 2003. In 2003, Mr. Kelso founded Kelso Advisory Services and serves as its Managing Director. In the past five years, Mr. Kelso has served on the boards of directors of Aspen Holdings, Ltd., Assurant, Inc. and Sound Shore Fund, Inc. The Company concluded, based in part on Mr. Kelso’s business experience with Inductis, his experience with companies in the insurance industry and in general, that Mr. Kelso should serve as a director.

Clyde W. Ostler—Age: 64—has served as a member of our board of directors since December 2007. Mr. Ostler retired from Wells Fargo & Co. on March 31, 2011 after forty years. During his tenure with Wells Fargo, Mr. Ostler worked in finance, international banking, technology and investments. His positions included General Auditor, Chief Financial Officer, Head of Branch Banking and Information Technology, Vice Chairman in the Office of the President, Head of Internet Services and Group Executive Vice President of Investments, including President of the Family Wealth Group. Mr. Ostler served on a number of internal boards and several external for profit and not for profit boards. Within the last five years, Mr. Ostler served as a director of Mercury Interactive Corp. The Company concluded, based in part on Mr. Ostler’s business experience through his positions at Wells Fargo & Company, that Mr. Ostler should serve as a director.

Dr. Mohanbir Sawhney—Age: 47—has served as a member of our board of directors since November 2005. Dr. Sawhney is a recognized author, scholar and consultant on marketing, innovation and technology. He is the McCormick Tribune Foundation Clinical Professor of Technology and the Director of the Center for Research in Technology & Innovation at the Kellogg School of Management, Northwestern University, where he has been on the faculty since September 1993. Dr. Sawhney is also a Fellow of the World Economic Forum. The Company concluded, based in part on Dr. Sawhney’s scholarly and business experience, that Dr. Sawhney should serve as a director.

Garen K. Staglin—Age: 66—has served as a member of our board of directors since June 2005. Mr. Staglin has over 35 years of experience in the financial services and technology industries. Mr. Staglin served on the board of directors of First Data Corporation, a credit card and financial services processing company, from 1992 to 2002 and was Chief Executive Officer of eONE Global LP, an emerging payments company, from 2001 to 2004. Mr. Staglin serves as a director on the boards of directors of several private companies. Mr. Staglin has also served as a member of the Advisory Boards of the Cambridge University Business School in the United Kingdom, the Stanford Graduate School of Business and SVB Financial Group. In the past five years, Mr. Staglin has served on the board of directors of Bottomline Technologies, Inc., and on the international board of directors of Solera Holdings, Inc. The Company concluded, based in part on Mr. Staglin’s experience in the financial services and technology industries and his past experience as a member of public company boards of directors, that Mr. Staglin should serve as a director.

Kiran Karnik—Age: 64—has served as a member of our board of directors since September 2008. From September 2001 through January 2008, Mr. Karnik served as President of NASSCOM, an Indian industry body representing companies in the information technology (IT) and IT-enabled services sectors. Prior to his tenure at NASSCOM, Mr. Karnik was the Managing Director at Discovery Networks in India. Earlier, Mr. Karnik was

Founder-Director of the Consortium for Educational Communication. In the past five years, Mr. Karnik has served on the boards of directors of Torrent Pharmaceuticals Ltd., Torrent Power Ltd., Satyam Computer Services Limited and Sasken Communication Technologies Ltd. The Company concluded, based in part on Mr. Karnik’s business experience as President of NASSCOM and knowledge of the outsourcing industry, that Mr. Karnik should serve as a director.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that all of the members on our board of directors other than Messrs. Talwar and Kapoor meet the independence requirements of the Nasdaq Stock Market and the federal securities laws.

Meeting Attendance

Our directors are expected to attend all board of directors meetings and meetings of committees on which they serve. Directors are also expected to spend sufficient time and meet as frequently as necessary to discharge their responsibilities properly. Overall, during 2010, our board of directors met nine times. Each member of our board of directors attended at least 75% of our board of directors meetings during the period in 2010 in which he served on our board of directors. It is our policy that all of our directors should attend our Annual Meetings of Stockholders absent exceptional cause.

Board Leadership Structure

Our board of directors is currently led by Vikram Talwar, our Chairman, and Steven B. Gruber, our Lead Director. Rohit Kapoor, our President and Chief Executive Officer, also serves as a member of our board of directors.

Our by-laws provide that our Chairman or, in the absence of our Chairman, our Lead Director, or in the absence of both our Chairman and Lead Director, our Chief Executive Officer, shall call meetings of our board of directors to order and shall act as the chairman thereof. In the absence of our Chairman, our Lead Director and our Chief Executive Officer, a majority of our directors present may elect as chairman of the meeting any director present.

Our board of directors separated the positions of Chairman and Chief Executive Officer in May 2008 when Mr. Talwar, after serving as Vice Chairman and Chief Executive Officer of the Company from November 2002 to April 2008, became Executive Chairman and Mr. Kapoor was elected as our Chief Executive Officer. At the same time, Mr. Gruber, who served as our Chairman from November 2002 until April 2008, became our Lead Director.

Separating these positions allows our Chief Executive Officer to focus on spearheading strategy and execution by aligning our resources and key strengths to existing client needs and new market opportunities as well as day-to-day management of the Company, allows our Chairman and our Lead Director to facilitate the functioning of the board of directors independently of our management and to focus on our commitment to corporate governance. Because of the many responsibilities of our board of directors and the significant time and effort required by our Chairman, our Lead Director and our Chief Executive Officer to perform their respective duties, we believe that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances our prospects for success. Our board of directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

For the foregoing reasons, our board of directors has determined that its leadership structure is appropriate and in the best interests of our stockholders at this time.

Committees

Our board of directors currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee. Our Audit Committee oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the audit of our financial statements; and

•	the performance of our internal audit function and independent registered public accounting firm.

Our Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to our Audit Committee. Our Audit Committee also reviews and approves certain related-party transactions as required by the rules of the Nasdaq Stock Market. A copy of our Audit Committee charter can be found on our website at www.exlservice.com.

The members of our Audit Committee are appointed by our board of directors. All members of our Audit Committee must also be recommended by our Nominating and Governance Committee. Messrs. Kelso, Sawhney and Ostler are the current members of our Audit Committee. Mr. Kelso is the chairman of our Audit Committee. Messrs. Kelso and Ostler qualify as audit committee financial experts under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Messrs. Kelso, Sawhney and Ostler meet the independence and the experience requirements for audit committee membership of the Nasdaq Stock Market and the federal securities laws. During 2010, our Audit Committee met nine times. Each member of our Audit Committee attended at least 75% of our Audit Committee’s meetings in 2010.

Nominating and Governance Committee. Our Nominating and Governance Committee identifies individuals qualified to become members of our board of directors (consistent with criteria approved by our board of directors), selects, or recommends that our board of directors select, candidates for election to our board of directors, develops and recommends to our board of directors Corporate Governance Guidelines that are applicable to us and oversees board of director and management evaluations. A copy of our Nominating and Governance Committee charter can be found on our website at www.exlservice.com.

Our Nominating and Governance Committee has a policy, reflected in such committee’s charter, of considering director candidates recommended by our stockholders. Candidate recommendations should be sent to our Nominating and Governance Committee, c/o ExlService Holdings, Inc., 280 Park Avenue, 38th Floor, New York, New York 10017, Attention: Corporate Secretary. Our Nominating and Governance Committee evaluates all candidates in the same manner regardless of the source of the recommendation. Our Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in the light of the then-current makeup of our board of directors and in the context of our perceived needs at the time. The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity in personal and professional dealings of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of our existing board of directors, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of our existing board of directors;

•

the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her board of directors’ duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating our financial performance;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for us as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and by-laws;

•

the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded companies organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as our board of directors deems appropriate.

Our Nominating and Governance Committee reviews written and oral information provided by and about candidates and considers any additional criteria it feels are appropriate to ensure that all director nominees possess appropriate skills and experience to serve as a member of our board of directors.

Although our Nominating and Governance Committee does not have a formal policy with regard to diversity of board members, pursuant to our Corporate Governance Guidelines, our board of directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the board of directors. Our Nominating and Governance Committee reviews and makes recommendations regarding the composition of our board of directors in order to ensure that the board has an appropriate breadth of expertise and its membership consists of persons with sufficiently diverse and independent skill sets and backgrounds.

The members of our Nominating and Governance Committee are appointed by our board of directors. During 2010, our Nominating and Governance Committee met three times. Each member of our Nominating and Governance Committee attended at least 75% of our Audit Committee’s meetings in 2010. Messrs. Dardani, Kelso, Sawhney, Staglin and Talwar are the current members of our Nominating and Governance Committee. Mr. Staglin is the chairman of our Nominating and Governance Committee. Our board of directors has determined that Messrs. Dardani, Kelso, Sawhney and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws.

Compensation Committee. Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors, officers and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also reviews, evaluates and makes recommendations to our board of directors with respect to our incentive compensation plans and equity-based plans and administers the issuance of awards under our equity incentive plans. Our Compensation Committee charter permits the committee to form and delegate authority to subcommittees when appropriate; provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Nasdaq Stock Market. Any such subcommittee must have a published committee charter. Our Compensation Committee charter also permits the committee to retain advisors, consultants or other professionals to assist the Compensation Committee to evaluate director, Chief Executive Officer or other senior executive compensation and to carry out its duties. During 2010, our Compensation Committee did not retain any such advisors, consultants or other professionals. Our Compensation Committee’s report included in this proxy statement is on page 25. Additional information regarding our Compensation Committee’s processes and procedures for consideration for executive compensation are addressed in the Compensation Discussion and Analysis below. A copy of our Compensation Committee charter can be found on our website at www.exlservice.com.

The members of our Compensation Committee are appointed by our board of directors. All members of our Compensation Committee appointed after the formation of our Nominating and Governance Committee in September 2006 in connection with our initial public offering must also be recommended by our Nominating and Governance Committee. Messrs. Gruber, Karnik, Ostler and Staglin are the current members of our Compensation Committee. Mr. Gruber is the chairman of our Compensation Committee. Our board of directors has determined that Messrs. Gruber, Karnik, Ostler and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws. During 2010, our Compensation Committee met six times. Except for Mr. Karnik, each member of our Compensation Committee attended at least 75% of our Compensation Committee meetings in 2010.

Risk Oversight

Our board of directors provides risk oversight. Our management assists the board in identifying strategic and operating risks that could affect the achievement of our business goals and objectives, assessing the likelihood and potential impact of these risks and proposing courses of action to mitigate and/or respond to these risks. These risks are reviewed and discussed periodically with the full board of directors as part of the business and operating review.

Our management is responsible for management of our day-to-day risks, and, because we are exposed to financial risks in multiple areas of our business, day-to-day risk management activities and processes are performed by multiple members of our senior and other management. Our board of directors primarily relies on the Audit Committee for oversight of our risk management. The Audit Committee regularly reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor, control and manage such exposures, including our risk assessment and risk management guidelines and policies. In addition, our management maintains, as part of our disclosure controls and procedures, a separate disclosure committee that, as part of its review of our quarterly and annual reports, helps facilitate understanding by the Audit Committee and our full board of directors of new or changing risks affecting us.

Compensation Committee Interlocks and Insider Participation

Messrs. Gruber, Karnik, Ostler and Staglin are the members of our Compensation Committee.

During 2010, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Code of Conduct and Ethics; Corporate Governance Guidelines

In accordance with SEC rules, our board of directors has adopted a Code of Conduct and Ethics that is applicable to our directors, officers and employees and which outlines the high ethical standards that we support and details how our directors, officers and employees should conduct themselves when dealing with fellow employees, client, suppliers, competitors and the general public. A copy of our Code of Conduct and Ethics can be found on our website at www.exlservice.com.

Our board of directors has also adopted a set of Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the commitment of our board of directors to monitor the effectiveness of policy and decision-making, both at the board and senior management levels, and to enhance stockholder value over the long term. A copy of our Corporate Governance Guidelines can be found on our website at www.exlservice.com.

Communications with the Board

Stockholders interested in contacting our board of directors, our Chairman or any individual director are invited to do so by writing to:

Board of Directors of ExlService Holdings, Inc.

c/o Corporate Secretary

ExlService Holdings, Inc.

280 Park Avenue, 38th Floor

New York, New York 10017

All other stockholder communications addressed to our board of directors will be referred to our Chairman and tracked by our Corporate Secretary. Stockholder communications specifically addressed to a particular director will be referred to that director.

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to our Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Audit Committee

ExlService Holdings, Inc.

280 Park Avenue, 38th Floor

New York, New York 10017

Attn: General Counsel

All such concerns will be reviewed under Audit Committee direction and oversight by our General Counsel, our Head of Internal Audit or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. We prepare a periodic summary report of all such communications for our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that, except as set forth in the following sentence, all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2010. Due to an error by Mr. Nacha’s broker, Mr. Nacha filed one late report regarding one transaction.

OUR EXECUTIVE OFFICERS

The table below sets forth information regarding our executive officers.

Name	Age	Position
Rohit Kapoor	46	President, Chief Executive Officer and Director of the Company
Pavan Bagai	49	Chief Operating Officer of the Company
Vikas Bhalla	39	Head of Outsourcing Services
William A. Bloom	47	Executive Vice President of Global Client Services
Vishal Chhibbar	43	Chief Financial Officer of the Company
Sanjay Gupta	51	Global Head of Human Resources
Krishna Nacha	41	Chief Sales and Marketing Officer
Amit Shashank	41	General Counsel, Chief Compliance Officer and Corporate Secretary of the Company
Rembert de Villa	54	Global Head of Client Management and Chief Strategy Officer

Biographical information for Rohit Kapoor can be found in “Our Board of Directors” above.

Pavan Bagai—Age: 49—has served as our Chief Operating Officer since May 2008 and served as Vice President, Head of Outsourcing Services of EXL India from June 2006 until April 2008. He previously served as Vice President, Research and Analytics of EXL India from December 2004 to May 2006, as Vice President, Operations of EXL India from November 2003 to November 2004 and as Vice President, Strategic Businesses of EXL India from July 2002 to November 2003. Prior to joining us, Mr. Bagai served in various capacities in several business areas at Bank of America beginning in 1985 in various markets across Asia and Europe, including India.

Vikas Bhalla—Age: 39—has served as our Head of Outsourcing since November 2009 and served as Vice President, Operations of EXL India from June 2006 to October 2009. He previously served as Vice President, Migrations, Quality and Process Excellence of EXL India from April 2002 to June 2006 and as Director, Quality Initiatives of EXL India from May 2001 to March 2002. From May 1998 to May 2001, Mr. Bhalla served in various capacities at General Electric, including as the Quality Leader and E-Business Leader for GE Plastics India.

William A. Bloom—Age: 47—has served as our Executive Vice President of Global Client Services since July 2010. Prior to joining us, Mr. Bloom was Executive Vice President of Insurance Operations and Technology at Travelers from July 2003 to July 2010. Prior to joining Travelers, Mr. Bloom was a Partner at Accenture and a Vice President at Hartford Life Insurance.

Vishal Chhibbar—Age: 43—has served as both our and EXL India’s Chief Financial Officer since June 2009. He has over 22 years of professional experience in finance. Prior to joining us, Mr. Chhibbar was with GE Capital in various leadership roles. Since 2005, Mr. Chhibbar has served as the Regional Head, Group Financial Planning for Strategy and Treasury for GE Capital, Australia and New Zealand. In 2004 and 2005, Mr. Chhibbar was Chief Financial Officer for GE Capital, South Korea. From 1998 to 2004, Mr. Chhibbar was the Chief Financial Officer for GE Capital, Indonesia and Malaysia. Prior to GE Capital, Mr. Chhibbar has worked for American Express Bank and Xerox in India. Mr. Chhibbar is a chartered accountant and an associate member of CPA, Australia.

Sanjay Gupta—Age: 51—has served as our Global Head of Human Resources since May 2010. Mr. Gupta previously served as our Vice President of Human Resources for Outsourcing from December 2006 to April 2010 and as our Vice President of Operations from November 2000 to November 2006. Mr. Gupta served in various capacities at American Express India from May 1995 to October 2000. Mr. Gupta is a chartered accountant.

Krishna Nacha—Age: 41—has served as our Chief Sales and Marketing Officer since August 2007. Prior to joining us, Mr. Nacha served as Vice President and Regional Manager at iGate Global Solutions from January 2004 to August 2007 and in various sales roles at Infosys Technologies Ltd. from September 1999 through December 2003. Prior to this, he spent six years in various sales, marketing and product management roles in the consumer packaged goods industry.

Amit Shashank—Age: 41—has served as our General Counsel since June 2004 and as our Chief Compliance Officer since January 2010. Mr. Shashank also serves as Corporate Secretary of the Company. Prior to joining us, Mr. Shashank was an attorney with the law firm of Shearman & Sterling LLP from January 1997 until June 2004.

Rembert de Villa—Age: 54—has served as our Global Head of Client Management and Chief Strategy Officer since September 2010 and served as our Managing Principal and Head of Transformation Services from April 2008 to August 2010. Prior to joining us, Mr. de Villa served as Global Practice Leader, Strategic Services at MasterCard Advisors from December 2005 through April 2008 and as Vice President and Financial Services Practice Leader for North America at Capgemini Ernst & Young from March 2003 to December 2005. Prior to this, he was a Partner at A.T. Kearney’s Global Financial Institutions Group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe that the long-term success of companies that provide outsourcing and transformation services globally is linked to their ability to recruit, train, motivate and retain employees at every level. There is significant competitive pressure in our industry for qualified managers with a track record of achievement. It is critical that we recruit, train, motivate and retain highly talented individuals at all levels of the organization who are committed to our core values of accountability, innovation, excellence, urgency, integrity and mutual respect. We believe that our executive compensation programs are integral to achieving this end.

Our Compensation Committee bases its executive compensation programs on the following objectives, which guide us in establishing all of our compensation programs:

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Compensation should be based on the level of job responsibility, individual performance and our performance. As employees progress to higher levels in the organization, they are able to more directly affect our results and strategic initiatives, and therefore an increasing proportion of their pay should be linked to our performance and tied to creation of stockholder value. Our programs should deliver top-tier compensation in return for top-tier individual and company performance; conversely, where individual performance and/or our performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, the programs should continue to ensure that successful, high-achieving employees remain motivated and committed.

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Compensation should balance long-term focus that is linked to stockholder value and short-term financial objectives. Consistent with this philosophy, equity-based compensation should be higher for persons with higher levels of responsibility and greater influence on longer-term results, thereby making a significant portion of their total compensation dependent on long-term stock appreciation. In addition, compensation should focus management on achieving short-term performance goals in a manner that supports and ensures long-term success and profitability.

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Compensation should reflect the value of the job in the marketplace. We compete for talent globally. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent in the relevant markets.

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Compensation programs should be easy to understand. We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed to employees in order to effectively motivate them. Employees need to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to our achievement of our strategic, financial and operational goals. We also believe that compensation for our employees should be administered uniformly across the company and should be administered with clear-cut objectives and performance metrics to eliminate the potential for individual supervisor bias.

Our Named Executive Officers

Our named executive officers in 2010 were Vikram Talwar, our Executive Chairman until March 31, 2011 and present Chairman, Rohit Kapoor, our President and Chief Executive Officer, Vishal Chhibbar, our Chief Financial Officer, William A. Bloom, our Executive Vice President and Head of Global Client Services since July 12, 2010, Pavan Bagai, our Chief Operating Officer and Rembert de Villa, our Global Head of Client Management and former Head of Transformation. We have included six named executive officers in the Summary Compensation Table. We thought it better disclosure to disclose both Mr. Bagai and Mr. de Villa. Their total compensation is close in amount, and Mr. Bagai’s total compensation in dollars is dependent on the variations in a foreign currency exchange rate. Given the small difference in total compensation, we thought it better disclosure to make sure the compensation of our Chief Operating Officer was also disclosed.

Summary

The following highlights the Compensation Committee’s key compensation decisions in 2010.

Targets

In 2010, we exceeded our financial performance targets. We achieved revenues of $252.8 million, which represented 105.3% of our revenues target, from annuity accounts established during 2010 (“New Account Revenues”) of $10.4 million, which represented 104.3% of our New Account Revenues target and earnings before interest and taxes, adjusted to exclude the effect of expenses associated with stock compensation, the amortization of intangibles, and foreign exchange gains and losses (“Adjusted EBIT”) of $41.1 million, which represented 108.8% of our Adjusted EBIT target. We believe that our success in meeting all of our company-wide performance targets was due in part to the efforts of our named executive officers, and we believe that the integrated compensation program we have in place for our named executive officers helped to motivate them to lead us to this achievement.

Base Salaries

Effective March 16, 2010, we amended Mr. Kapoor’s employment agreement to increase Mr. Kapoor’s annual base salary to $500,000, extend the term of his employment to December 31, 2012, and increase the amount we will pay for the lease of an automobile for Mr. Kapoor to $1,400 per month. Effective June 2, 2010, we amended Mr. Talwar’s employment agreement to clarify the notice requirements in connection with the renewal or expiration of his term of employment with us and the scope of our tax equalization obligations. Effective April 1, 2011, Mr. Talwar became our non-executive Chairman.

In 2010, we implemented base salary increases for certain of our named executive officers on a sixteen and a half month cycle. On November 1, 2010, Mr. Bagai’s total annual fixed compensation was increased from $335,495 to $369,045 and Mr. Chhibbar’s total annual fixed compensation was increased from $307,537 to $324,312. For our executives in India, total annual fixed compensation includes basic salary, and amounts available as a supplementary allowance, a leave travel allowance, a housing allowance, retirement benefits, an automobile allowance and a medical allowance. On April 1, 2010, Mr. de Villa’s annual base salary was increased from $350,000 to $362,950.

Bonus

In 2010, we modified the performance goals in connection with our bonus program, introduced New Account Revenues as a financial performance measure, modified the cash incentive bonus program for our senior executives and granted bonus awards under our annual bonus program. We granted restricted stock units to named executive officers in 2010.

Our Compensation Committee’s Processes

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation programs are achieving their objectives. Among those are the following:

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Assessment of Company Performance. Our Compensation Committee uses financial performance measures to determine a significant portion of the size of payouts under our bonus program. While our revenues and Adjusted EBIT targets have historically been chosen to focus employees on improving both top-line revenues and bottom-line earnings, our Compensation Committee’s introduction of a New Account Revenues target in 2010 was intended to focus employees on successfully establishing new strategic client relationships that are likely to make meaningful contributions to our future financial performance. Our performance measures are established by our Compensation Committee annually at the beginning of the year and are applied uniformly across the company.

Our Compensation Committee established 2010 financial performance measures for us based on a weighting of 25% on revenues, 25% on New Account Revenues and 50% on Adjusted EBIT.

Our Compensation Committee also established 2010 financial performance measures for our business lines in connection with determining the incentive bonus for senior executives, whose incentive bonuses are tied partially to the financial performance of the relevant business lines. The financial performance measures for our business lines give equal weighting to revenues and gross margin percentage. In 2010, for the first time, the incentive bonus for our vice presidents in the enabling or corporate groups within the company was also partially based on the evaluation of the performance of their respective groups by leaders of the other enabling or corporate groups.

We generally pay bonuses at target when we achieve the established financial measures that are set forth in our annual operating plan. The incentive bonus for senior executives who have responsibility for our business lines is also tied to the financial or other performance of the business lines or groups headed by such executives. These measures reflect targets that are intended to be aggressive but attainable. The remainder of an individual’s payout under our incentive bonus program is determined by individual performance. Until 2010, eligible employees received the full amounts of their earned incentive bonuses in cash. For 2010, our Compensation Committee determined that it would enhance executive retention and provide for greater executive share ownership and alignment with stockholders by paying approximately 90% of the bonuses in cash and by matching and then paying approximately 10% of the bonuses in the form of restricted stock units which would vest ratably over three years, subject to continued service. The Compensation Committee took into account the fact that the portion of the bonuses not paid in cash were subject to additional vesting (and thus remained at risk for one to three years), and determined that it was appropriate to double the amount of the restricted stock units granted in response to the additional period of risk they create.

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Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including Messrs. Talwar and Kapoor, our founder executive officers, and our other executive officers. The evaluation of an individual’s performance determines a portion of the size of payouts under our incentive bonus program and also influences any changes in base salary. Early each year, our Nominating and Governance Committee meets separately by itself, with our Compensation Committee and with our founder executive officers to set their respective performance objectives for the year. The performance objectives are initially proposed by our founder executive officers and modified by our Nominating and Governance Committee based on the performance assessment conducted for the preceding year as well as for important priorities for the current year. Each agreed-upon objective is supplemented with key performance indicators. Our Nominating and Governance Committee’s goal is to design key performance indicators that are objective and easily measurable. At the beginning of the following year, our Nominating and Governance Committee meets to conduct a performance review of our founder executive officers based primarily on their respective achievement of the agreed-upon objectives as well as our founder executive officers’ contributions to our performance and other leadership accomplishments, which is shared with our Compensation Committee. After the discussion, our Compensation Committee translates the numerical performance rating into specific payouts under our incentive bonus program and shares the payout information with our founder executive officers, and at the same time our Nominating and Governance Committee shares the performance assessment with our founder executive officers. Any changes in base salary may also be affected by our Nominating and Governance Committee’s performance evaluation.

For our other named executive officers, our Compensation Committee receives a performance assessment and compensation recommendation from our Chief Executive Officer. The performance assessments are based on self-evaluations by each of the direct reports of our Chief Executive Officer, including our other named executive officers, and subsequent performance appraisals conducted by our Chief Executive Officer in the presence of our Global Head of Human Resources. Our Compensation Committee reviews the performance assessments of these executives with and without our founder executive officers based on the achievement of established objectives by each executive officer and his or her business line (if applicable), his or her contribution to our performance and other leadership accomplishments as well as on an evaluation of the executive officer’s competence. In determining the numerical performance rating that translates into specific payouts under our incentive bonus program and also influences any changes in base salary, our Compensation Committee may also exercise its judgment based on our board of director’s interactions with such executive officers.

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Benchmarking and Use of Compensation Consultant. Our Compensation Committee reviews our executive compensation programs for executive officers relative to publicly available compensation data compiled directly for our Compensation Committee by our Global Head of Human Resources for a group of companies that provide business and technology services. Our Global Head of Human Resources prepares the information for our Compensation Committee based on input from Equilar, Inc., a compensation data provider that we have engaged for the sole purpose of providing such data. At the time that compensation decisions were made for our U.S.-based executive officers and other senior officers in 2010, our Compensation Committee reviewed the publicly available information for companies that provided similar services and that had similar market capitalizations or annual revenues. In addition, they considered companies that were located in the most relevant geographic area for each executive officer. Different companies were considered for the compensation benchmark review of each executive officer. Where compensation information was not publicly disclosed for a specific management position for companies that provide business and technology services, our Compensation Committee reviewed data corresponding to the most comparable position and also considered the comparative experience of executives. The list of companies against which we benchmarked the compensation of certain of our named executive officers in 2010 included the following companies:

Similar Business	Similar Business	Similar Business; Comparable Market Capitalization or Revenues

Cognizant Technology Solutions Corp.	Solera Holdings, Inc.	iGATE Corp.

Convergys Corporation	Sykes Enterprises Inc.	Intelligroup Inc.

Firstsource	Syntel Inc.	Virtusa Corp.

Genpact Ltd.	Teletech Holdings Inc.

Hewitt Associates Inc.	WNS (Holdings) Ltd.

Sapient Corp.

For geographic areas (such as India) where we are not able to obtain reliable publicly available compensation data for our executive officers because such information is not legally required to be disclosed, our Global Head of Human Resources uses data from a variety of private and informal sources.

Our Compensation Committee uses the data primarily to ensure that our executive compensation programs for executive officers are competitive. Our Compensation Committee adjusts individual executive compensation elements based on changes in job responsibilities of the executive, the performance of the executive or the combination of qualifications and skills that an executive uses to enhance our performance.

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Total Compensation Review. Our Compensation Committee designs the categories and presentation of compensation information required to evaluate each executive’s base pay, incentive bonus and equity incentives when changes in compensation are considered by our Compensation Committee and requests our Global Head of Human Resources to compile such information. Compensation decisions are designed to promote our fundamental business objectives and strategy. Our Compensation Committee periodically reviews related matters such as succession planning, changes in the scope of managerial responsibilities, evaluation of management performance and consideration of the business environment and considers such matters in making compensation decisions.

Each named executive officer and each of our other executive officers is party to an employment agreement or letter that sets forth the terms of his or her employment, including compensation. The employment agreements for our founder executive officers have fixed terms, but the employment letters for our other executive officers do not have fixed terms and are terminable by either the executive or us at will.

Components of Executive Compensation for 2010

For 2010, the compensation of executive officers consisted of the following five primary components:

•	base salaries or, in the case of our executive officers based in India, fixed compensation;

•	incentive bonuses;

•	equity incentives of stock options and/or restricted stock units;

•	benefits and perquisites; and

•	severance benefits.

Base salaries and incentive bonuses are designed to reward annual achievements and be commensurate with the executive’s scope of managerial responsibilities, demonstrated leadership abilities, and management experience and expertise. Our other elements of compensation focus on motivating and challenging the executive to achieve sustained and longer-term results. By modifying the bonus program in 2010 to include restricted stock unit awards, our Compensation Committee has further enhanced the retention and stockholder alignment features of our compensation program for our senior officers. We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. However, we do rely on the formulaic achievement of our revenues, New Account Revenues and Adjusted EBIT targets in connection with determining a significant portion of the incentive bonuses for our executive officers and other members of management.

The periodic review of each executive’s base pay, incentive bonus and equity incentives by our Compensation Committee is intended to maintain the appropriate pay mix for each executive officer based on his role and responsibility.

The following is a discussion of our Compensation Committee’s considerations in establishing each of the compensation components for our executive officers.

Base Salary

Base salary is a fixed element of employees’ annual cash compensation, the payment of which is not tied to our performance. We provide a competitive annual base salary to each of our named executive officers. This attracts and retains an appropriate caliber of talent for the position and to provide a base wage that is not subject to our performance risk. We recognize that changes in the scope of managerial responsibilities could warrant increases before the scheduled review. Base salary determinations reflect the individual’s experience, scope of managerial responsibilities, skill set and the market value of that skill set. In setting base salaries for 2010, our Compensation Committee considered the following factors:

•	Individual performance. As described above under “Our Compensation Committee’s Processes,” base salary increases take into account individual performance and competence assessments.

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Market data specific to the executive’s position, where applicable. As noted above, our Compensation Committee used certain geographical and market data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment based on the rapid growth of our industry and our view of our compensation objectives.

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Consideration of the mix of overall compensation. Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to our performance and stockholder value. Thus, for example, our founder executive officers’ overall compensation is more heavily weighted toward equity compensation than that of our other executive officers.

Our founder executive officers entered into new employment agreements prior to our initial public offering in 2006 to more closely align the terms of such agreements with those of executives holding equivalent roles at other public companies, including periodic compensation adjustments and annual equity awards. Effective March 16, 2010, we amended Mr. Kapoor’s employment agreement to increase Mr. Kapoor’s annual base salary to $500,000, extend the term of his employment to December 31, 2012, and increase the amount we will pay for the lease of an automobile for Mr. Kapoor to $1,400 per month. Effective June 2, 2010, we amended Mr. Talwar’s employment agreement to clarify the notice requirements in connection with the renewal or expiration of his term of employment with us and the scope of our tax equalization obligations. The Company had also agreed in Mr. Talwar’s amendment to (A) provide a travel allowance to Mr. Talwar for periods when he is in the United Kingdom on company business and does not stay in a hotel and (B) continue to pay Mr. Talwar’s automobile lease or loan payments if he purchases an automobile. In addition, we corrected a typographical error in a cross reference in the employment agreements for our founder executive officers to clarify that all accelerated vesting of equity associated with a change in control will apply to all unvested equity awards granted on and after September 30, 2006.

Mr. Bloom joined us in July 2010. Mr. Bloom’s base salary was determined through an arm’s-length negotiation during the hiring process and based upon his level of responsibility and our assessment of Mr. Bloom’s experience, skills and knowledge and our general compensation guidelines.

Under our compensation policies for executives stationed in India, Messrs. Chhibbar and Bagai each received additional cash compensation over and above their base salary in amounts equal to the portions of allowances included in their total annual fixed compensation to which they were entitled in 2010 but which they did not use. Those amounts are detailed in the footnotes to the Summary Compensation Table.

Incentive Bonus

We have established an annual incentive bonus program in order to align our executive officers’ goals with our revenues and profitability objectives for the current year as well as encouraging the establishment of new strategic client relationships that would make meaningful contributions to our future financial performance. An incentive bonus program was approved by our Compensation Committee in early 2010 with respect to the incentive bonuses to be paid in 2011. This bonus program included the changes described above under “Our Compensation Committee’s Processes.” Under the plan, bonus target amounts, expressed as a percentage of base salary or annual fixed compensation, are established for participants at the beginning of each year unless their employment agreements contain different terms. Funding of possible bonus payouts for the year are determined by our financial results for the year relative to predetermined performance measures, and may be increased or decreased depending upon the executive’s individual performance against his or her performance goals. When our performance falls short of target, our aggregate funding of the annual cash bonus incentive pool declines, with no funding of the bonus pool if we do not achieve at least 90% of each of our established financial performance objectives. At the end of the performance period, our Compensation Committee has discretion to adjust an award payout from the amount yielded by the formula. For 2010, our Compensation Committee did not adjust an award payout for any named executive officer. Our Compensation Committee considered the following when establishing the awards for 2010:

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Bonus Targets. Bonus targets were based on job responsibilities and comparable market data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of market data and a substantial portion of that compensation was linked to our performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total compensation tied to our performance through the bonus plan. Thus, our Compensation Committee established the following bonus targets for 2010 (expressed as a percentage of base salary or annual fixed compensation as well as maximum bonus targets) for each named executive officer:

Name	Bonus Target
Vikram Talwar	75% of base salary; maximum bonus of 150% of base salary
Rohit Kapoor	75% of base salary; maximum bonus of 150% of base salary
Vishal Chhibbar	50% of annual fixed compensation; maximum bonus of 100% of annual fixed compensation
William A. Bloom	Guaranteed fixed bonus of $500,000
Pavan Bagai	50% of annual fixed compensation; maximum bonus of 100% of annual fixed compensation
Rembert de Villa	70% of base salary; maximum bonus of 140% of base salary

For 2010, the target bonus for our founder executive officers and Messrs. Bagai and de Villa was 60% dependent on our financial performance and 40% dependent on individual performance. The target bonus for Mr. Chhibbar was 40% dependent on our financial performance, 40% dependent on individual performance and 20% dependent on the appraisal of the performance of their respective organizations by leaders of the other enabling or corporate groups within the company. Mr. Bloom was entitled to a guaranteed bonus of $500,000 for 2010 in accordance with his employment agreement.

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Our Performance Measures. For all employees whose incentive bonus is linked to our financial performance, including our named executive officers, our Compensation Committee established 2010 financial performance measures for us based on a weighting of 25% on revenues, 25% on New Account Revenues and 50% on Adjusted EBIT. Our Compensation Committee also set forth the 2010 financial performance measures for our business lines in connection with determining the incentive bonuses for employees, including senior executives, whose incentive bonuses are also tied partially to the financial performance of the relevant business lines. With respect to Messrs. Bagai and Chhibbar, the 60% financial component is based on our financial performance against the targets as described above. With respect to Mr. de Villa, the 60% financial component is separated into two parts: 30% based on our financial performance against the targets as described above, and 30% based on the financial performance of our transformation business line and measured in equal parts based on the revenues target and gross margin percentage.

The measures are also effective motivators because they are easy to track and clearly understood by employees. In 2010, payouts could have ranged from zero to 200% of target depending on our performance. Our Compensation Committee established the financial performance measures for revenues, New Account Revenues and Adjusted EBIT (and revenues and gross margin percentages for the outsourcing and transformation business lines) by applying the principles described above under “Our Compensation Committee’s Processes.”

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Changes to Bonus Pool. For the revenues and Adjusted EBIT targets, the amount of bonus pool funding decreases by between 7% and 8%, for each 1% by which we miss our target (and there will be no bonus pool funding in respect of the revenues target or the Adjusted EBIT target, as applicable, if we do not attain at least 90% of that performance criterion). For the New Account Revenues target, the amount of bonus pool funding decreases by between 7% and 8%, for each 3% by which we miss our target (and there will be no bonus pool funding in respect of the New Account Revenues target if we do not attain at least 70% of the given performance criterion). For each additional 1% by which we exceed our revenues target, the bonus pool funding in respect of that criterion increases by 13% (with a maximum of 200% funding for that criterion if we equal or exceed 107.5% of the revenues target). For each additional 3% to 4% by which we exceed our New Account Revenues target, the bonus pool funding in respect of that criterion increases by between 5% and 8% (with a maximum of 200% funding for that criterion if we equal or exceed 150% of the New Account Revenues target). For each additional 1% by which we exceed our Adjusted EBIT target, the bonus pool funding in respect of that criterion increases on an increasing scale of 5% to 9% (with a maximum of 200% funding for that criterion if we equal or exceed 115% of the Adjusted EBIT target).

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Individual performance measures. These goals are designed to balance the attention of our named executive officers between the achievement of near term objectives that improve specific processes or performance metrics and long-term objectives for us. While some of the goals are subjective, certain other goals, such as client and employee satisfaction metrics, are capable of objective measurement.

For Messrs. Talwar and Kapoor, the 40% of target bonus dependent on individual performance is based significantly on the following individual performance measures: development of new and strategic capabilities, advancement of strategic objectives and strengthening of our business development capabilities. In addition, Mr. Talwar is evaluated on his board leadership accomplishments while Mr. Kapoor is evaluated on his organizational leadership and operational accomplishments.

For Mr. Chhibbar, the 40% of target bonus dependent on individual performance is based on the following performance measures: achievement of corporate financial targets, regulatory compliance, acquisition oversight and finance department growth and operations.

For Mr. Bagai, the 40% of target bonus dependent on individual performance is based on the following performance measures: revenues from business development with our existing clients, operations excellence, enablement of our business through technology and integration of acquisitions.

For Mr. de Villa, the 40% of target bonus dependent on individual performance is based on the following performance measures: client satisfaction, practice economics, innovation of client relationships, employee management, achievement of certain employee satisfaction and attrition metrics and execution of strategic initiatives and operational control.

In establishing each of Mr. Talwar’s and Mr. Kapoor’s incentive bonuses for 2010, our Compensation Committee applied the principles described above under “Our Compensation Committee’s Processes.” Our Nominating and Governance Committee assessed each of our founder executive officer’s performance for 2010. They considered each founder executive officer’s accomplishment of objectives that had been established at the beginning of the year and our Nominating and Governance Committee’s own assessment of their performances, including against the pre-established goals. They noted that under the leadership of our founder executive officers, in 2010, we achieved revenues of $252.8 million, which represented 105.3% of our revenues target, New Account Revenues of $10.4 million, which represented 104.3% of our New Account Revenues target and Adjusted EBIT of $41.1 million, which represented 108.8% of our Adjusted EBIT target. As a result of our exceeding of the predetermined financial targets, 168.1% of the bonus pool was funded in respect of the revenues target, 107.2% of the bonus pool was funded in respect of New Account Revenues target and 151.7% of the bonus pool was funded in respect of the Adjusted EBIT target.

Our Compensation Committee awarded incentive bonuses of $442,877 and $505,779 to Mr. Talwar and Mr. Kapoor, respectively. Mr. Kapoor received $459,837 in cash and the remainder of his incentive bonus was paid in the form of restricted stock units. In the case of Messrs. Talwar and Kapoor, 15% of the annual incentive bonus was based on our performance against the revenues target (earned at 168.1% of target as described above), 15% of the annual incentive bonus was based on our performance against the New Account Revenues target (earned at 107.2% of target as described above) and 30% of the annual cash bonus was based on our performance against the Adjusted EBIT target (earned at 151.7% of target as described above). The remainder of the incentive bonus was based on our Compensation Committee’s evaluation of the named executive officer’s performance against their respective individual performance measures. In evaluating Mr. Talwar’s individual performance, his contributions in the areas of board leadership and the organic and inorganic development of new business capabilities and revenues were recognized by our Nominating and Governance Committee. Mr. Kapoor’s contributions in the strengthening of our business development capabilities, leadership in the execution of our acquisitions of the American Express Global Travel Service Center and Professional Data Management Again, Inc. as well as development of operations, strategic and other organization capabilities were recognized by the Nominating and Governance Committee. The total bonus for Messrs. Talwar and Kapoor was 140.6% and 139.4%, respectively, of each founder executive officer’s target annual bonus.

Our Chief Executive Officer made performance assessments and compensation recommendations for our other named executive officers employed by us at the end of 2010, and our Compensation Committee approved the recommendations after reviewing similar considerations for such named executive officers. For Messrs. Chhibbar and Bagai, 15% of the annual incentive bonus was based on our performance against the revenues target (earned at 168.1% of target as described above), 15% of the annual incentive bonus was based on our performance against the New Account Revenues target (earned at 107.2% of target as described above) and 30% of the annual cash bonus was based on our performance against the Adjusted EBIT target (earned at 151.7% of target as described above).

Forty percent of Mr. Chhibbar’s annual incentive bonus was based on our Compensation Committee’s evaluation of Mr. Chhibbar’s performance against his individual performance measures and 20% was based on the appraisal of the performance of the finance organization by leaders of the other enabling or corporate groups within the company. Our Compensation Committee noted Mr. Chhibbar’s role in strengthening the finance department, collaborating with business operating leadership, contribution to the executive leadership team’s strategic planning process and effectively engaging with investors and the broader investment community. As a result, the total bonus for Mr. Chhibbar was 144.3% of his target annual bonus.

Forty percent of Mr. Bagai’s annual incentive bonus was based on our Compensation Committee’s evaluation of Mr. Bagai’s performance against his individual performance measures. Our Compensation Committee recognized and gave weight to Mr. Bagai’s individual goal achievements, including his leadership of our operations and the superior business and financial performance of the outsourcing business, his contribution to the executive leadership team’s strategic planning process and his contribution to increased employee and client satisfaction and attrition management. As a result, the total annual bonus for Mr. Bagai was 153.2% of his target annual bonus.

In the case of Mr. de Villa, 10% of the annual incentive bonus was based on our performance against the revenues target (earned at 168.1% of target as described above), 10% of the annual incentive bonus was based on our performance against the Adjusted EBIT target (earned at 151.7% of target as described above), 10% of the annual incentive bonus was based on our performance against the New Account Revenues target (earned at 107.2% of target as described above), 15% was based on the revenues of our transformation business (which portion was earned at 200% of target based on 2010 performance), 15% was based on the gross margin percentage of our transformation business (which portion was earned at 0% of target based on 2010 performance), and the remainder of the annual cash bonus was based on our Compensation Committee’s evaluation of his performance against his individual performance measures. Our transformation business achieved revenues of $56.6 million and a gross margin percentage of 35.6%. Our Compensation Committee recognized and gave weight to Mr. de Villa’s individual performance goal achievements, including leadership of the transformation business. As a result, the total bonus for Mr. de Villa was 139.8% of his target bonus for 2010.

We paid Mr. Bloom a cash bonus of $453,268, and granted him 4,730 restricted stock units based on the fixed bonus provision for the 2010 calendar year in his employment agreement.

Bonuses were paid to our named executive officers in March 2011.

The following table sets forth the incentive bonus earned by each of our named executive officers. Mr. Talwar received all of his incentive bonus in cash since he is no longer an executive officer of the company, and the Compensation Committee felt that the use of restricted stock units as a retention tool makes sense only for individuals who will remain as our executive officers for the foreseeable future.

The amounts set forth in the table below represent the full amount of the incentive bonus earned and details the amounts paid in cash and paid as restricted stock units, which are as follows;

Name	Total 2010 Incentive Bonus ($)	Amount of Incentive Bonus Paid in Cash ($)	Value of Restricted Stock Units Granted ($)	Number of Restricted Stock Units Granted (#)
Vikram Talwar	442,877	442,877	—	—
Rohit Kapoor	505,779	459,837	91,884	4,650
Vishal Chhibbar	221,189	200,836	40,706	2,060
Rembert de Villa	352,053	319,548	65,010	3,290
Pavan Bagai	258,166	234,553	47,226	2,390
William A. Bloom	500,000	453,268	93,465	4,730

The number of restricted stock units granted was determined using a per share fair market value of $19.76 on February 2, 2011, and in the case of Messrs. Chhibbar and Bagai, a conversion rate of 45.11 Rupees per U.S. dollar.

Equity Incentives

Our named executive officers have the chance to earn long-term equity incentive awards. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability as we grow. These incentives foster the long-term perspective necessary for continued success in our business because the value of the awards is directly linked to long-term stock price performance, and they ensure that our executive officers are properly focused on stockholder value.

In 2010, we granted restricted stock units to most of our employees under our 2006 Omnibus Award Plan, which we refer to as our 2006 Plan.

Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. Our ten-year options under our 2006 Plan are granted at the average of the high and low price on the trading day immediately prior to the date of grant. Stock options granted under our 2006 Plan generally vest over a four-year period with 10% vesting on the first anniversary of the date of grant, an additional 20% vesting on the second anniversary of the grant date, an additional 30% vesting on the third anniversary of the grant date and the remaining 40% vesting on the fourth anniversary of the grant date—what we call “Standard Graded Vesting.” Our Compensation Committee has, on occasion, altered the vesting cycle based on unique circumstances associated with a particular grant. For example, such occasions have arisen where there has been a delay in the finalization of an employee’s employment agreement or where we determined that it was appropriate to credit an employee for service performed by such executive prior to our Compensation Committee’s approval of such grant. The four-year vesting period helps focus employees on long-term growth and helps to retain key employees. Our 2006 Plan prohibits the repricing of stock options under our 2006 Plan without the approval of our stockholders.

Our Compensation Committee considered the following when making 2010 option grants:

•

Grant Size. In determining the number of options to be granted to senior executive officers, our Compensation Committee takes into account the individual’s position, scope of managerial responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of stock options in relation to other elements of total compensation and total compensation amounts paid by peer group companies.

•

Grant Timing and Price. Our Compensation Committee’s procedure for the timing of equity grants (stock options, restricted stock, restricted stock units or any other form of equity award permitted under our 2006 Plan) ensures that grant timing is not being manipulated to result in a price that is favorable to employees. The annual equity grant date for all eligible employees, including executive officers, is generally in and around the first quarter of each year (depending on when our Compensation Committee holds its pre-scheduled meeting or meetings discussed above). The grant date timing coincides with our calendar year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to certain aspects of individual performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance. However, some exceptions to the annual grant date are expected. Exceptions to the annual equity grant date occur periodically for matters such as new hires of executive officers. The primary annual grant date is established by our Compensation Committee well in advance—typically in the calendar year prior to our Compensation Committee meeting and on the same date as the meetings of our board of directors and other committees. Scheduling decisions of our Compensation Committee meetings are made without regard to our anticipated earnings or other major announcements.

Grants for new hires are generally made at the next scheduled Compensation Committee meeting after the joining date of such hire. In connection with the entry into an employment agreement with Mr. Bloom in July 2010, we granted Mr. Bloom a stock option in respect of 250,000 shares of our common stock, with a per share exercise price of $17.75 and Standard Graded Vesting on each anniversary of the grant date.

Restricted Stock Units

Restricted stock unit awards offer executives the opportunity to receive shares of our common stock on the date that the restrictions lapse and serve both to reward and retain executives since the value of the restricted stock unit awards are linked to the price of our stock on the date that the restriction lapses. In addition, restricted stock unit awards are potentially less dilutive to stockholders’ equity since restricted stock unit awards are full value awards, and our Compensation Committee can award fewer restricted stock unit awards than an equivalent value of stock options. As with stock options, restricted stock unit awards provide a significant degree of alignment of interests between our executive officers and stockholders. Restricted stock unit awards have only been issued under our 2006 Plan. We grant restricted stock units instead of restricted stock so that our executives in India do not receive the shares until they are taxed on the shares. We extended this practice to all executives globally.

Grant values for individuals were determined based on individual performance and comparable market data. Consistent with our compensation philosophy, individuals at higher levels received a greater proportion of their total pay in the form of equity.

In 2010 we approved a grant of 75,000 shares of restricted stock units to each founder executive officer, 25% of which vested on February 4, 2011 and the remainder of which will vest in additional 25% increments on each of February 4, 2012, February 4, 2013 and February 4, 2014.

On February 4, 2010, we approved grants of 10,000, 12,500 and 8,000 shares of restricted stock units to Mr. Chhibbar, Mr. Bagai and Mr. de Villa, respectively, with Standard Graded Vesting on each anniversary of the grant date.

Benefits and Perquisites

We offer employee benefits coverage in order to:

•	provide our global work force with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available for all U.S. employees and executive officers include customary medical and dental coverage, disability insurance and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with us. A number of our U.S. employees, including executive officers, participate in these plans.

The cost of employee benefits is partially borne by our employees, including our executive officers.

We generally do not provide significant perquisites or personal benefits to executive officers other than our founder executive officers and our executive officers stationed in India. Each founder executive officer is provided a limited number of perquisites whose primary purpose is to minimize distractions from his attention to our important initiatives and to be competitive. A discussion of the benefits provided to the founder executive officers is provided under “Employment Agreements” on page 28.

Severance Benefits

We are obligated to pay severance or other enhanced benefits to our named executive officers upon termination of their employment under the terms of their respective employment agreements that were negotiated through arms’-length contract negotiations. A discussion of the severance and other enhanced benefits provided to our named executive officers currently employed by us is provided under “Potential Payments Upon Termination or Change in Control at End of 2010 Fiscal Year” on page 33.

We have provided change in control severance protection for certain of our executive officers, including our named executive officers. Our Compensation Committee believes that such protection is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for executive officers, the program is intended to align executive officers’ and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive officers’ own employment.

Senior executive officers, including our named executive officers, have enhanced levels of benefits based on their job level, seniority and probable loss of employment after a change in control. We also consider it likely that it will take more time for senior executive officers to find new employment.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below.

We have taken steps to qualify stock options and performance awards under the 2006 Plan for full deductibility as “performance-based compensation.” Our Compensation Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Compensation Committee Report

The Compensation Committee of the board of directors of ExlService Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to the board of directors of ExlService Holdings, Inc. that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and our proxy statement relating to our 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Mr. Steven B. Gruber (Chairman)

Mr. Garen K. Staglin

Mr. Clyde W. Ostler

Mr. Kiran Karnik

Summary Compensation Table for Fiscal Year 2010

The following table sets forth information for compensation earned in fiscal years 2008, 2009 and 2010 by our named executive officers.

Name Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(5) (e) (3)	Option Awards ($) (f) (5)	Non-equity Incentive Plan Compen- sation ($) (g) (6)	Change in Pension Value and Non- qualified Deferred Compen- sation Earning ($) (h)(11)	All Other Compen- sation ($) (i)		Total ($) (j)
Vikram Talwar Executive Chairman	2010 2009 2008	420,000 420,000 420,000			1,383,000	863,032 1,090,345	442,877 393,246 237,510		213,048 169,860 132,075	(7)	2,458,925 1,846,138 1,879,930
Rohit Kapoor President & CEO	2010 2009 2008	483,781 420,000 420,000			1,383,000	863,032 1,090,345	459,837 414,414 244,125		118,097 99,055 157,317	(8)	2,444,715 1,796,501 1,911,787
Vishal Chhibbar(1) Chief Financial Officer	2010 2009 2008	243,415 151,033	26,864		184,400	420,500	200,836 119,287	6,657 6,653	63,655 94,187	(9)	698,959 818,524
Pavan Bagai(2) Chief Operating Officer	2010 2009 2008	274,564 224,719 180,615			230,500	204,050	234,553 195,377 103,760	10,162 12,419 9,221	79,469 65,128 60,875	(10)	829,248 701,693 668,877
Rembert de Villa Global Head of Client Management	2010 2009 2008	359,757 350,000 249,263			147,520 95,260	164,146 279,641	319,548 215,600 194,606		4,354 18,243 2,184	(12)	831,179 747,989 820,953
William A. Bloom EVP, Global Client Development	2010	236,986	453,268	(4)		1,732,177			29,051	(13)	2,451,483

(1)	The amounts in column (c) for Mr. Chhibbar include $61,255 that was available as part of an automobile allowance, $11,528 of leave travel allowance, $336 that was available as a medical allowance and $31,905 of a supplementary allowance, and which in each case Mr. Chhibbar elected to receive instead in cash.

(2)	The amounts in column (c) for Mr. Bagai include $47,047 that was available as part of an automobile allowance, $9,944 of leave travel allowance, $336 that was available as a medical allowance and $97,856 of a supplementary allowance, and which in each case Mr. Bagai elected to receive instead in cash.

(3)	The amounts in column (e) reflect the total grant date fair value of awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2009 and 2010, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are included (i) for 2010, in footnotes 2 and 13 to the audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2011; (ii) for 2009, in footnotes 2 and 13 to the audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 and (iii) for 2008, in footnotes 2 and 11 to the audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(4)	Reflects the cash bonus paid for 2010 pursuant to Mr. Bloom’s employment agreement.

(5)	The amounts in column (f) reflect the total grant date fair value of awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2009 and 2010, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are included (i) for 2010, in footnotes 2 and 13 to the audited financial statements for the fiscal year ended December 31, 2010 included in our annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010; (ii) for 2009, in footnotes 2 and 13 to the audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 and (iii) for 2008, in footnotes 2 and 11 to the audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(6)	The amounts in column (g) reflect cash bonuses earned. For details of our cash bonus program, see “Compensation Discussion and Analysis—Incentive Bonus” on page 19.

(7)

The amount shown in column (i) for Vikram Talwar includes business class airfare between India and the United States for Mr. Talwar and his family in the total amount of $44,460, and telephone charges of $27,629. Other items reflected in column (i) include a travel allowance for Mr. Talwar’s spouse in the amount of $39,194, car payments and related insurance and fuel and toll expenses in the United States, car payments, associated automobile insurance, driver’s wages and fuel charges for an automobile in India in the amount of $39,924, employer contributions to our 401(k) plan and payments toward personal security protection in India, life insurance premiums, medical insurance premiums, payments towards expenses while traveling outside of India for work and payment of a club membership.

(8)	The amount shown in column (i) for Rohit Kapoor includes business class airfare between India and the United States for Mr. Kapoor and his family in the amount of $27,141 and car payments, associated automobile insurance, driver’s wages and fuel charges for an automobile in India in the amount of $29,887. Other items include car payments and related insurance, fuel, toll and repair expenses in the United States, employer contributions to our 401(k) plan, life insurance premiums, medical insurance premiums, automobile parking expenses, expenses while traveling out of the United States for work, personal security protection in India payment of a club membership and home internet costs.

(9)	The amount shown in column (i) for Vishal Chhibbar includes $29,524 for a housing allowance, $16,607 in contributions under an Indian provident plan which is required under Indian law, reimbursement for tax services, automobile insurance, driver’s wages and fuel, payments for expenses when travelling for work, spousal travel to company events and telephone costs. Information regarding the Indian provident plan may be found in Note 10 to the audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.

(10)	The amount shown in column (i) for Pavan Bagai includes $41,154 for a housing allowance, $14,326 in contributions under an Indian provident plan which is required under Indian law, reimbursement for tax services, automobile insurance, driver’s wages and fuel, payments for expenses when travelling for work, spousal travel to company events and telephone costs. Information regarding the Indian provident plan may be found under “Pension Benefits” on page 32.

(11)	Reflects the present value of accruals under our Indian Gratuity Plan. Information regarding our Gratuity Plan (including the assumptions used to calculate these amounts listed in column (h)) may be found under “Pension Benefits” on page 32.

(12)	Reflects employer contributions to life insurance and medical insurance premiums.

(13)	Includes $10,164 for tax planning and legal fees, as well as housing assistance, $2,748 for spousal travel to company events, employer contributions to life insurance and medical insurance premiums.

For this executive compensation disclosure, U.S. dollar figures have been converted from Indian rupees at a rate of 44.71 rupees to $1.00, the rupee to U.S. dollar exchange rate in effect as on December 31, 2010.

Grants of Plan-Based Awards Table for Fiscal Year 2010

The following table sets forth information concerning grants of stock and option awards and non-equity incentive plan awards granted to our named executive officers during fiscal year 2010:

Name (a)	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	All other Option Awards: Number of Securities Underlying Option (#)(2) (j)	Exercise or Base Price of Option Awards ($/Sh) (3)(k)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Thres- hold ($) (2a)	Target ($) (2b)	Maximum ($) (2c)
Vikram Talwar	2/4/2010		315,000	630,000	75,000			18.40	1,383,000
Rohit Kapoor	2/4/2010		375,000	750,000	75,000			18.40	1,383,000
Vishal Chhibbar	2/4/2010		162,156	324,312	10,000			18.40	184,400
Pavan Bagai	2/4/2010		184,522	369,045	12,500			18.40	230,500
Rembert de Villa	2/4/2010		254,065	508,130	8000			18.40	147,520
William A. Bloom	7/12/2010		375,000	750,000		250,000	17.75	17.72	1,732,177

(1)	These amounts reflect the target and maximum cash bonuses set for 2010. For details of our cash bonus program, see “Compensation Discussion and Analysis—Incentive Bonus” on page 19.

(2)	The vesting schedules of the grants mentioned in the table are as follows (and assume continued employment through each applicable vesting date):

Name	Grant Date	Vesting Start Date	Vesting Schedule
Vikram Talwar	2/4/2010	2/4/2010	Vesting over 4 years – 25% each year
Rohit Kapoor	2/4/2010	2/4/2010	Vesting over 4 years – 25% each year
Vishal Chhibbar	2/4/2010	2/4/2010	Vesting over 4 years – 10%, 20%, 30% and 40%
Pavan Bagai	2/4/2010	2/4/2010	Vesting over 4 years – 10%, 20%, 30% and 40%
Rembert de Villa	2/4/2010	2/4/2010	Vesting over 4 years – 10%, 20%, 30% and 40%
William A. Bloom	7/12/2010	7/12/2010	Vesting over 4 years – 10%, 20%, 30% and 40%

(3)	The exercise price of Mr. Bloom’s options were set equal to the average of the high and low sales prices of our common stock on the trading day immediately preceding the date of grant.

Employment Agreements

Vikram Talwar and Rohit Kapoor

Mr. Talwar served as our Executive Chairman until March 31, 2011 and served as our Chief Executive Officer and Vice Chairman between November 2002 and May 2008. Mr. Kapoor serves as our President and Chief Executive Officer, served as our Chief Financial Officer between August 2006 and March 30, 2007 and for certain periods prior to such dates and is based at our executive offices in New York, New York.

We entered into employment agreements with Messrs. Talwar and Kapoor, effective September 30, 2006, which have been amended from time to time. Mr. Talwar became our Nonexecutive Chairman effective April 1, 2011. Mr. Kapoor’s agreement will be automatically extended for successive 12-month periods at the end of any fixed term unless either party provides the other with 120 days’ notice of its desire not to extend the agreement.

Salary and Bonus. Mr. Talwar received an annual base salary of $420,000, and Mr. Kapoor receives an annual salary of $500,000. Mr. Kapoor’s base salary can be increased at our sole discretion and cannot be decreased unless a company-wide decrease in pay is implemented. Messrs. Talwar and Kapoor’s employment agreements provided that each could earn an annual cash bonus, with a target of 75% of base salary and a maximum of 150% of base salary, based upon the attainment of criteria determined by our Compensation Committee.

Equity Grants. Mr. Kapoor remains eligible to receive stock options and/or restricted stock awards annually during the term, in amounts and forms we determine. Any stock options will be granted with an exercise price equal to the fair market value of our common stock at the time of grant. Any future stock option or restricted stock awards will vest 25% per year over four years.

Benefits. Mr. Kapoor can participate in all the benefit plans we provide to senior executives and employees generally.

If we require Mr. Kapoor to relocate, we will pay the relocation costs. We will reimburse the executive for the after-tax cost of maintaining his existing home. He will need to use his best efforts to mitigate our cost by either renting or selling his home.

Personal Benefits. We provide Messrs. Talwar and Kapoor with certain personal benefits, including:

•	certain club memberships up to $3,500 per year;

•	furniture and equipment for a home office;

Personal Benefits for Mr. Talwar. The benefits Mr. Talwar receives which Mr. Kapoor does not receive include the following:

•	certain expenses associated with maintaining an automobile in India (including the cost of a driver);

•	personal security for the executive and his family; and

•	use of an executive assistant.

Personal Benefits for Mr. Kapoor. The benefits Mr. Kapoor receives which Mr. Talwar does not receive include the following:

•	term life insurance policy with a face value of $500,000.

•

education allowance for private school tuition for executive’s children through secondary school during the period when the executive and his immediate family live outside the United States in connection with company business; and

•	once-a-year business class airfare between the United States and India (or India and the United States, as applicable) for the executive and his family;

•	reimbursement of additional taxes the executive must pay because he either works or lives in India or travels to India for work;

•	up to $12,000 for personal tax and estate planning expenses during the term of the agreement;

•	four weeks paid vacation each year;

•	expenses associated with maintaining an automobile in the United States (including up to $1,400 per month for lease or loan payments for Mr. Kapoor);

•	up to $12,000 for expenses associated with maintaining an automobile in India (including the cost of a driver); personal security for the executive and his family while in India; and

•

$150 per diem billeting allowance for each night that the executive does not stay in a hotel during travel to India on company business, thereby saving us from incurring boarding and lodging expenses, while Mr. Kapoor resides in the United States.

Vishal Chhibbar

Mr. Chhibbar’s annual fixed compensation was increased to $324,312 effective November 1, 2010. Mr. Chhibbar is eligible to receive a target bonus equal to 50% of his total annual fixed compensation. As is customary in India, where Mr. Chhibbar is based, annual fixed compensation includes a housing allowance and other allowances summarized under “Base Salaries” on page 15 above. Mr. Chhibbar is eligible to participate in the Company’s pension benefit, health and welfare and fringe benefit plans otherwise available to executive employees stationed in India. The Company provided Mr. Chhibbar with certain reimbursements for tax returns and tax advisory services he used before June 1, 2010.

Pavan Bagai

Mr. Bagai’s annual fixed compensation was increased to $369,045 effective November 1, 2010. As is customary in India, where Mr. Bagai is based, annual fixed compensation includes a housing allowance and other allowances summarized under “Base Salaries” on page 15 above. Mr. Bagai is eligible to participate in the Company’s pension benefit, health and welfare and fringe benefit plans otherwise available to executive employees stationed in India. Mr. Bagai is eligible to receive a target bonus equal to 50% of his total annual fixed compensation. Beginning in 2011, Mr. Bagai is eligible to receive a target bonus equal to 75% of his total annual fixed compensation.

Rembert de Villa

Mr. de Villa’s base salary was increased to $362,950 effective April 1, 2010. Mr. de Villa is eligible to receive a target bonus of 70% of his annual base salary. Beginning in 2011, Mr. de Villa is eligible to receive a target bonus equal to 75% of his annual base salary. Mr. de Villa is eligible to participate in our health, dental, vision, life insurance and disability plans and to participate in our 401(k) plan in accordance with its terms.

William A. Bloom

We entered into an employment agreement with William A. Bloom on June 24, 2010, and he began serving as our Executive Vice President/Managing Director of Global Client Services on July 12, 2010. Mr. Bloom receives an annual base salary of $500,000 and for the years after 2010 is eligible to receive a target bonus of 75% of his annual base salary. Pursuant to Mr. Bloom’s employment agreement, Mr. Bloom received a fixed bonus for 2010. Mr. Bloom is eligible to participate in our health, dental, vision, life insurance and disability plans and to participate in our 401(k) plan in accordance with its terms.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth the equity awards we have made to our named executive officers that were outstanding as of December 31, 2010:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexer- cisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexer- cisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Market Value of Shares or Units That Have Not Vested ($) (h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Vikram Talwar	75,000	75,000		16.96	1/23/2018
	49,100	147,300		8.75	2/10/2019
						18.750	402,750
						75,000	1,611,000
Rohit Kapoor	150,000			11.88	7/26/2016
	75,000	75,000		16.96	1/23/2018
	49,100	147,300		8.75	2/10/2019
						18.750	402,750
						75,000	1,611,000
Vishal Chhibbar	9,550	90,000		9.59	6/1/2019
						10,000	214,800
Pavan Bagai	30,000			11.88	4/19/2016
	2,500	22,500		8.75	2/10/2019
	3,000	27,000		8.75	2/10/2019
						6,000	128,880
						14,000	300,720
						12,500	268,500
Rembert de Villa	12,000	28,000		23.82	4/24/2018
	2,500	22,500		8.75	2/10/2019
	2,500	22,500		8.75	2/10/2019
						2,800	60,144
						8,000	171,840
William A. Bloom		250,000		17.18	7/12/2020

(1)	Each of Mr. Talwar’s and Mr. Kapoor’s 75,000 unvested options will vest in equal, 50% installments on each of the first two anniversaries of January 23, 2010, and each of their 147,300 unvested options will vest in equal 25% installments on each of the first four anniversaries of February 10, 2009. Unvested options granted subsequent to 2006 to executives other than Messrs. Talwar and Kapoor follow Standard Graded Vesting. Vesting of options is subject to continued employment on each vesting date, except as provided in “—Potential Payments Upon Termination or Change in Control.”

(2)

Each of Mr. Talwar’s and Mr. Kapoor’s restricted shares vest as follows: 18,750 shares on January 26, 2011, and 18,750 restricted share units vest on the first four anniversaries of February 4, 2010. Mr. de Villa’s 2,800 restricted shares vest as follows: 1,200 shares on April 24, 2011 and 1,600 shares on April 24, 2012. Mr. de Villa’s 8,000 restricted share units vest as follows: 800 vest on February 4, 2011, 1,600 shares.

restricted share units vest on February 4, 2012, 2,400 restricted share units vest on February 4, 2013 and 3,200 restricted share units vest on February 4, 2014. Mr. Bagai’s 28,500 restricted shares vest as follows: 4,000 shares vest on April 24, 2010, 4,500 shares vest on April 25, 2010, 6,000 shares vest on April 24, 2011, 6,000 shares vest on April 25, 2011 and 8,000 shares vest on April 24, 2012. Vesting of restricted stock and restricted stock units is subject to continued employment on each vesting date, except as provided in “—Potential Payments Upon Termination or Change in Control.”

(3)	The price used in determining the market values set forth in this table is $21.48, which was the closing price of our stock on December 31, 2010.

Option Exercises and Stock Vested During Fiscal Year 2010

The following table provides additional information about the value realized by our named executive officers on option award exercises and stock award vesting during fiscal year 2010.

	Stock Awards
	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
	(1)	(2)	(3)	(4)
Vikram Talwar			18,750	335,438
Rohit Kapoor			18,750	335,438
Vishal Chhibbar	450	9,720
Pavan Bagai			4500	76,320
			4000	67,840
Rembert de Villa			800	13,568
William A. Bloom

Pension Benefits For Fiscal Year 2010

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
Vishal Chhibbar	Gratuity Plan for Indian Employees	2	$13,307	$0
Pavan Bagai	Gratuity Plan for Indian Employees	8	$49,679	$0

(1)	Consists of the number of years of service credited as of December 31, 2010 for the purpose of determining benefit service under the Gratuity Plan. Credited service is determined based on the completed years of continuous employment (rounded to the nearest whole number of years) with the Company since the executive’s date of hire.

We are required to provide all Indian employees with benefits under our Gratuity Plan, a defined benefit pension plan in India. Distributions from the Gratuity Plan are made in a single lump sum following retirement from the Company. An executive’s benefit under the Gratuity Plan is determined at any time as the executive’s annual basic salary (determined based on the executive’s most recent monthly basic salary) divided by 26, multiplied by 15, and the product multiplied by the executive’s completed years of continuous service with the Company. An executive has a vested and nonforfeitable right to payment of his accrued Gratuity Plan benefit only after five years of service. The present value of Mr. Chhibbar’s and Mr. Bagai’s accrued benefits has been determined based on their monthly basic salary rates in effect on December 31, 2010, which were $11,533 and $10,764, respectively. Mr. Chhibbar’s Gratuity Plan benefit will only be payable after he has been credited with five years of continuous service with the Company.

Potential Payments Upon Termination or Change in Control at End of 2010 Fiscal Year

Vikram Talwar and Rohit Kapoor

Severance. If either Mr. Talwar’s or Mr. Kapoor’s employment were terminated by us without “cause” or by the executive for “good reason” (in each case, as described below) on December 31, 2010, the executive would have been entitled to severance consisting of:

•	continuation of his base salary for 24 months;

•

his actual bonus, if any, earned for the year of termination, determined as if he had been employed for the full year of termination, paid ratably over the remaining period and number of base salary payments; and

•	continuation of life insurance coverage for 18 months. The life insurance coverage will terminate at the time the executive commences employment with another employer.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or serious injury to our reputation;

•	the executive engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	the executive materially violates any of our material policies or materially, knowingly and intentionally fails to comply with certain applicable laws;

•	the executive willfully fails to substantially perform his duties for 15 days (other than for reason of physical or mental incapacity) after we notify him;

•	the executive fails to reasonably cooperate in a governmental investigation involving us;

•	the executive fails to follow our board of directors’ lawful instructions and does not remedy the failure for 15 days after we give him written notice;

•	the executive’s use of alcohol or drugs materially interferes with the performance of his duties; or

•	the executive fails to take reasonable steps to end certain affiliations specified in his employment agreement within six months after a request by our board of directors.

“Good reason” means:

•	the executive’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors;

•	the executive’s title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the executive’s base salary is reduced, or his target annual bonus opportunity is reduced below 75% of his base salary, unless a Company-wide decrease in pay is implemented;

•

the location where the executive is based is moved more than 30 miles, and the new location is more than 30 miles from his primary residence in the metropolitan New York City area (other than a relocation to Delhi, India in the case of Mr. Kapoor);

•

for Mr. Kapoor only, if we have relocated Mr. Kapoor to the metropolitan Delhi, India area, the location where Mr. Kapoor is based in Delhi, India is moved more than 30 miles, and the new location is more than 30 miles from Mr. Kapoor’s primary residence in the Delhi, India area; or

•	we breach any material term of the executive’s employment agreement.

For Mr. Kapoor, good reason does not include a request by the board of directors that he relocate to India. Also, successive relocations of Mr. Kapoor between the metropolitan New York City area and the metropolitan Delhi, India area will also not constitute good reason, as long as each location where we base Mr. Kapoor is within 30 miles of the last business location at which Mr. Kapoor was based in that metropolitan area and within 30 miles of Mr. Kapoor’s principal residence in that metropolitan area.

If the executive plans to terminate his employment for good reason, he must notify us within 30 days following the date the problem began and must allow us 15 days to remedy the problem.

Change in Control Severance. If a termination described above occurs within 12 months following a “change in control” that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), the executive will receive, in lieu of the severance described above, a lump sum payment of $999,000 and continuation of life insurance coverage for 18 months. If the change in control referenced in the preceding sentence does not satisfy the requirements of Section 409A of the Code, $999,000 will not be paid in a lump sum but will instead be paid ratably for 24 months. The life insurance coverage will terminate at the time the executive commences employment with another employer.

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•

a majority of the members of our board of directors changes, except that the election of any new director whose election or nomination was approved by at least a majority of our incumbent directors will not be regarded as a change in the majority for these purposes;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50% of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•	at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board first approved the transaction.

Death or Disability. If either Mr. Talwar’s or Mr. Kapoor’s employment terminates on account of death or is terminated by either the executive or us for “Disability” (as defined in the relevant employment agreement), the executive will be entitled to a pro-rated portion of the projected bonus amount for the year of termination.

Post-Termination Health Benefits. When Mr. Talwar’s or Mr. Kapoor’s employment ends for any reason other than termination by us for cause or a voluntary termination by the executive, we will pay on behalf of the executive and his eligible dependents the cost of continued coverage under our group health plan for 18 months in accordance with applicable federal law governing continuation of group health plan coverage (“COBRA”). These payments will end when the executive becomes eligible for comparable health benefits from another employer. If the executive elects coverage under COBRA, we have agreed to help him obtain an individual health policy at his cost when his COBRA coverage expires.

Noncompete and Nonsolicit Provisions. Each of Messrs. Talwar and Kapoor is subject to confidentiality restrictions and noncompete, non-disparagement and nonsolicit/no-hire restrictions during his employment and for one year thereafter, unless his agreement ends because we do not renew the term. If we do not renew the term and we pay the executive an amount equal to his base salary for one year, the restrictions remain in place for one year following termination of employment.

Equity Award Treatment. If Mr. Talwar’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement, or if a change in control occurs (as defined in our 2006 Plan, which definition is the same definition set forth above in “Change in Control Severance” on page 34), any portion of his equity awards which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Talwar’s employment is terminated by us without cause (as defined on page 33 above) in specific contemplation of or following a change in control or if Mr. Talwar resigns for good reason (as defined on page 33 above) following a change in control, his stock options and restricted stock award will become fully vested. Mr. Talwar will need to execute a standard release of employment-related claims in order for his restricted stock award to vest in such a case.

If Mr. Kapoor’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement or if a change in control occurs (as defined on page 34 above), any portion of his stock options and restricted stock which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Kapoor’s employment is terminated by us without cause (as defined on page 33 above) in specific contemplation of or following a change in control, or if Mr. Kapoor resigns for good reason (as defined on pages 33-34 above, as it applies to Mr. Kapoor) following a change in control, his stock options and restricted stock will become fully vested and exercisable. Mr. Kapoor will need to execute a standard release of employment-related claims in order for his stock option and restricted stock to vest in such a case.

In quantifying potential payments for purposes of this disclosure, we have quantified our equity-based payments by using the closing price of our stock on December 31, 2010, which was $21.48.

Indicative Payouts for Vikram Talwar

The following table summarizes the amounts payable to Mr. Talwar upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employment Terms	Termination for Good Reason or Without Cause	Change in Control	Termination Without Cause Following Change in Control	Termination for Good Reason Following Change in Control	Termination in Specific Contemplation of Change in Control
Base salary payout				$840,000		$999,000	$999,000
Bonus payout	$442,877	$442,877		$442,877
Life insurance coverage			$630	$630	$630	$630	$630	$630
Health insurance	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950
Stock options (unvested and accelerated)					$794,543	$2,214,129	$2,214,129	$2,214,129
Restricted stock (unvested and accelerated)					$402,750	$2,013,750	$2,013,750	$2,013,750

Indicative Payouts for Rohit Kapoor

The following table summarizes the amounts payable to Mr. Kapoor upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employment Terms	Termination for Good Reason or Without Cause	Change in Control	Termination Without Cause Following Change in Control	Termination for Good Reason Following Change in Control	Termination in Specific Contemplation of Change in Control
Base salary payout				$1,000,000		$999,000	$999,000
Bonus payout	$505,779	$505,779		$505,779
Life insurance coverage			$630	$630	$630	$630	$630	$630
Health insurance	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950	$22,950
Stock options (unvested and accelerated)					$794,543	$2,214,129	$2,214,129	$2,214,129
Restricted stock (unvested and accelerated)					$402,750	$2,013,750	$2,013,750	$2,013,750

Vishal Chhibbar

•

Either Mr. Chhibbar or we may terminate Mr. Chhibbar’s employment at any time. If Mr. Chhibbar’s employment with the Company is terminated by the Company without “Cause” or by Mr. Chhibbar for “Good Reason,” as summarized on pages 37-38, Mr. Chhibbar will be entitled to severance equal to one times to his total annual fixed compensation then in effect. On a change in control (as defined in the 2006 Plan, which is summarized under the heading “Change in Control Severance” on page 34), the vesting of all of Mr. Chhibbar’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Chhibbar’s awards was vesting following Standard Graded Vesting and he had been 10%

vested in the award immediately prior to the change in control, Mr. Chhibbar will be 30% vested in the award immediately after the change in control. In addition, all of Mr. Chhibbar’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

Vishal Chhibbar

The following table summarizes the amounts payable to Mr. Chhibbar upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employment Terms	Termination for Good Reason or Without Cause	Change in Control	Termination Without Cause Following Change in Control	Termination for Good Reason Following Change in Control	Termination in Specific Contemplation of Change in Control
Base salary payout				$324,312		$324,312	$324,312	$324,312
Bonus payout
Life insurance coverage
Health insurance
Stock options (unvested and accelerated)					$237,800	$1,070,100	$1,070,100	$1,070,100
Restricted stock (unvested and accelerated)					$21,480	$21,480	$21,480	$21,480
Government required payouts

William A. Bloom

Either Mr. Bloom or we may terminate Mr. Bloom’s employment at any time (though Mr. Bloom must give us 90 days advance notice). If Mr. Bloom’s employment with the Company is terminated by the Company without “Cause” or by Mr. Bloom for “Good Reason,” as summarized below, Mr. Bloom will be entitled to severance equal to twelve months of Mr. Bloom’s annual base salary. On a change in control (as defined in the 2006 Plan, which is summarized under the heading “Change in Control Severance” on page 34), the vesting of all of Mr. Bloom’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Bloom’s awards was vesting following Standard Graded Vesting and he had been 10% vested in the award immediately prior to the change in control, Mr. Bloom will be 30% vested in the award immediately after the change in control. In addition, all of Mr. Bloom’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

“Cause” with respect to Mr. Chhibbar, Mr. Bloom, Mr. Bagai or Mr. de Villa will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a crime of moral turpitude which causes serious economic injury or serious injury to our reputation or a felony;

•	the executive engages in fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	the executive materially violates any of our material policies (but in the case of Mr. Bloom, any material policies applicable to Mr. Bloom);

•

the executive willfully fails to substantially perform his duties (other than for reason of physical or mental incapacity) after we notify him in writing of his need to substantially improve his performance;

•	the executive fails to reasonably cooperate in a governmental investigation involving us;

•	the executive materially, knowingly and intentionally fails to comply with certain applicable laws;

•	the executive fails to follow his supervisor’s (or our board of directors) lawful instructions and does not remedy the failure for 15 days after we give him written notice; or

•	the executive’s use of alcohol or drugs materially interferes with the performance of his duties.

“Good reason” with respect to Mr. Chhibbar, Mr. Bloom, Mr. Bagai or Mr. de Villa means:

•

the executive’s duties or responsibilities are substantially reduced, or he is required to report to anyone other than our board of directors, or our president and chief executive officer (or in the case of Mr. de Villa, he is required to report to anyone other than our Executive Vice President and Managing Director, Global Client Services);

•

the executive’s title as our officer is adversely changed, except if the change occurs after a change in control (as defined in the 2006 Plan) and his new title and duties are similar to his old title and duties;

•	the executive’s base salary or annual cash bonus opportunity is reduced, other than a proportionate reduction impact all members of our executive committee; or

•	we breach any material term of the executive’s employment agreement.

Indicative Payouts for William A. Bloom

The following table summarizes the amounts payable to Mr. William Bloom upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employment Terms	Termination for Good Reason or Without Cause	Change in Control	Termination Without Cause Following Change in Control	Termination for Good Reason Following Change in Control	Termination in Specific Contemplation of Change in Control
Base salary payout				$500,000
Bonus payout
Life insurance coverage
Health insurance
Stock options (unvested and accelerated)					$107,625	$1,076,250	$1,076,250	$1,076,250
Restricted stock (unvested and accelerated)

Pavan Bagai

Either Mr. Bagai or we may terminate Mr. Bagai’s employment at any time. If we terminate Mr. Bagai’s employment without cause (as described on page 37) and without three months advance notice, we will be required to pay Mr. Bagai his then-current fixed compensation rate for three months following his termination. On a change in control (as summarized under the heading “Change in Control Severance” on page 34), the vesting of all of Mr. Bagai’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Bagai’s awards was following Standard Graded Vesting and he had been 10% vested in the award immediately prior to the change in control, Mr. Bagai will be 30% vested in the award immediately after the change in control. In addition, all of Mr. Bagai’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described above).

On March 15, 2011, we executed a severance protection arrangement with Mr. Bagai. The severance protection arrangement provides that in the event Mr. Bagai is terminated by us without “cause” (as described on page 37) at any time following a change in control or in specific contemplation of a change of control or if Mr. Bagai resigns for “good reason” (as described above) following a “change of control” (as defined in the

2006 Plan), Mr. Bagai will receive an amount equal to twelve months’ of his then-current base salary. Mr. Bagai’s severance payments are payable in twelve equal monthly installments. Mr. Bagai’s severance payments are subject to his execution of a waiver and release of all claims against us.

Indicative payouts for Pavan Bagai

The following table summarizes the amounts payable to Mr. Bagai upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employment Terms	Termination for Good Reason or Without Cause	Change in Control	Termination Without Cause Following Change in Control	Termination for Good Reason Following Change in Control		Termination in Specific Contemplation of Change in Control
Base salary payout				$92,261			$		$
Bonus payout
Life insurance coverage
Health insurance
Stock options (unvested and accelerated)					$140,030	$630,135		$630,135		$630,135
Restricted stock (unvested and accelerated)					$284,610	$698,100		$698,100		$698,100
Government required payouts	$49,679	$49,679		$49,679		$49,679		$49,679		$49,679

Rembert de Villa

Either Mr. de Villa or we may terminate Mr. de Villa’s employment at any time. If we terminate Mr. de Villa’s employment without cause (as described on page 37), we will be required to pay Mr. de Villa his then-current base salary for three months following his termination through our regular payroll practices. On a change in control (as defined in the 2006 Plan, which is summarized under the heading “Change in Control Severance” on page 34), the vesting of all of Mr. de Villa’s outstanding equity awards will be advanced by one year. For example, if one of Mr. de Villa’s awards was following Standard Graded Vesting and he had been 10% vested in the award immediately prior to the change in control, Mr. de Villa will be 30% vested in the award immediately after the change in control. In addition, all of Mr. de Villa’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described on page 38).

On March 15, 2011, we executed a severance protection arrangement with Mr. de Villa. The severance protection arrangement provides that in the event Mr. de Villa is terminated by us without “cause” (as described on page 37) at any time following a change in control or in specific contemplation of a change of control or if Mr. de Villa resigns for “good reason” (as described on page 38) after six months following a “change of control” (as defined in the 2006 Plan), Mr. de Villa will receive (a) a one-time lump sum severance payment payable within 31 business days of termination, equal to three months of his then-current base salary and (b) beginning on the third month anniversary of his termination, payment of his then-current base salary for nine months through our regular payroll practices. Beginning three months after his termination, Mr. de Villa is required to actively seek comparable employment and upon subsequent employment, we will reduce the additional salary payments during the nine-month period by any base salary Mr. de Villa receives during such period from another employer. Mr. de Villa’s severance payments are subject to his execution of a waiver and release of all claims against us.

Indicative Payouts for Rembert de Villa

The following table summarizes the amounts payable to Mr. de Villa upon a change in control or termination of his employment with us:

Payments upon Termination	Death	Disability	Expiration of the Employ- ment Terms	Termina- tion for Good Reason or Without Cause	Change in Control	Termina- tion Without Cause Following Change in Control	Termina- tion for Good Reason Following Change in Control	Termina- tion in Specific Contem- plation of Change in Control
Base salary payout				$89,939
Bonus payout
Life insurance coverage
Health insurance
Stock options (unvested and accelerated)					$127,300	$572,850	$572,850	$572,850
Restricted stock (unvested and accelerated)					$42,960	$231,984	$231,984	$231,984

Director Compensation for Fiscal Year 2010

The following table sets forth information for compensation earned in fiscal year 2010 by our non-executive directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)(3)	Option Awards ($) (d) (2)(3)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)
Edward V. Dardani		76,700	53,839				130,539
Steven B. Gruber		76,700	56,403				133,103
Kiran Karnik(4)		77,900	53,839				131,739
David B. Kelso		68,700	69,216				137,916
Clyde W. Ostler		86,400	64,088				150,488
Mohanbir Sawhney	50,000	81,180	12,821				144,001
Garen K. Staglin		66,240	64,088				130,328

(1)	The amounts in column (c) reflect the grant date fair value of awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011. As of December 31, 2010, Messrs. Dardani, Gruber, Kelso, Sawhney and Staglin each held 20,000 restricted stock units, of which 4,000 of those held by each such director were unvested, Mr. Ostler held 8,000 restricted stock units, 4,000 of which are unvested and Mr. Karnik held 8,000 restricted stock units, 4,000 of which are unvested.

(2)	The amounts in column (d) reflect the grant date fair value of awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of this amount are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.

(3)	The grant date fair value of the unvested stock awards and unexercised option awards determined in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions) is set forth in the table below:

	Grants Made in 2010
Name	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)
Edward V. Dardani	76,700	53,839
Steven B. Gruber	76,700	56,403
Kiran Karnik	77,900	53,839
David B. Kelso	68,700	69,216
Clyde W. Ostler	86,400	64,088
Mohanbir Sawhney	81,180	12,821
Garen K. Staglin	66,240	64,088

The outstanding equity awards held by our directors on December 31, 2010 is set forth on the table below:

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	No. of Shares or Units of Stock That Have Not Vested
Edward V. Dardani	21,391	0	4,000
Steven B. Gruber	22,410	0	4,000
Kiran Karnik	34,364	15,000	4,000
David B. Kelso	57,502	0	4,000
Clyde W. Ostler	47,965	7,500	4,000
Mohanbir Sawhney	20,161	0	4,000
Garen K. Staglin	55,465	0	4,000

Non-employee directors are eligible to receive an annual retainer fee in the amount of $45,000, and effective April 1, 2011, the nonexecutive chairman of the board of directors is eligible to receive an additional annual fee of $30,000. New non-employee directors who join our board of directors during a calendar quarter are eligible to receive the full fee for such calendar quarter. The chairperson of our Audit Committee is eligible to receive an additional annual fee of $15,000, and other members of our Audit Committee are eligible to receive an additional annual fee of $10,000. The Chairpersons of committees other than our Audit Committee are eligible to receive an additional annual fee of $10,000, and members of committees other than our Audit Committee are eligible to receive an additional annual fee of $7,500. There are no additional fees payable for attendance at our board or committee meetings (whether in person, telephonic or otherwise). Each member of the board of directors may elect to receive all or a portion of his or her annual fees earned for service on the board of directors during a subsequent calendar year, whether as part of the annual retainer or committee chairperson fee or otherwise, that would otherwise be payable in cash, in the form of a grant of stock options under the 2006 Plan. We make quarterly cash payments to our directors who elect to receive a portion of their director fees in the form of cash.

Directors who elect to receive any portion of their cash director fees in the form of stock options receive a stock option grant effective as of the first business day of the following year. Each stock option grant (i) has a per share exercise price equal to the fair market value of a share of company common stock on the date of grant

(under the 2006 Plan, this is currently determined as the average of the high and low prices on the trading day prior to the date of grant), (ii) vests and becomes exercisable on December 31 of the year in which the option is granted, subject to the individual remaining as a member of the board of directors on such date, and (iii) otherwise is subject to the terms and conditions of the 2006 Plan. The number of shares of our common stock subject to the stock option will be determined such that the Black-Scholes value (as determined by us) of the stock option is equal to the dollar amount of director fees the director is electing to receive as a stock option.

Each non-employee director received a grant on the anniversary of his board service date of restricted stock units representing 4,000 shares of our common stock. The grants provide that the restricted stock units will vest on the earlier of:

•	the first anniversary of the date of grant;

•	the end of the reporting person’s term on our board of directors; and

•	the occurrence of a “change in control,” as defined in the 2006 Plan.

Holders of restricted stock units do not receive the underlying share of common stock until the units have vested and are settled. The restricted stock units issued to each of our non-employee directors will settle on the earlier of:

•	such directors death;

•	the occurrence of a “change in control,” as defined in the 2006 Plan that satisfies the requirements of Section 409A of the Code; and

•	180 days following the end of such director’s term on our board of directors.

Risk and Compensation Policies

Management conducted an analysis of our compensation practices to determine whether our compensation practices promote the taking of risks that could have a material adverse effect on us, which was shared with our board of directors. The analysis took into account (1) the multiple performance targets that must be satisfied by any individual (whether a named executive officer or not) in order for target incentive pay to be earned, (2) the fact that our Compensation Committee has the power to reduce bonus awards in response to actions taken by individual members of management that could increase risk to us, (3) the active participation of our Head of Internal Audit in significant management decisions and (4) the limitations imposed on management from making material decisions on our behalf without the approval of our board of directors (such as taking on debt or engaging in acquisitions). Our board of directors has taken into account its discussions with management regarding our compensation practices, including the factors described above, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

PRINCIPAL STOCKHOLDERS

Unless otherwise indicated, the table below sets forth, as of February 28, 2011, information with respect to the beneficial ownership of our common stock by:

•	each of our directors and each of our named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of our common stock; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned as of February 28, 2011 are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of February 28, 2011. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Shares	Percentage (%)(2)
Oak Hill Partnerships(3)	10,542,504	35.66
Blackrock, Inc.(4)	3,429,440	11.60
Wellington Management Company, LLP(5)	2,746,209	9.29
Vikram Talwar(6)	1,317,518	4.46
Rohit Kapoor(7)	2,175,847	7.36
Pavan Bagai(8)	127,842	*
Amit Shashank(9)	106,579	*
Krishna Nacha(10)	31,500	*
Vikas Bhalla(11)	31,299	*
Rembert de Villa(12)	28,585	*
Vishal Chhibbar(13)	10,550	*
Sanjay Gupta(14)	27,474	*
William Bloom(15)	25,000	*
Steven B. Gruber(16)	22,410	*
Edward V. Dardani(17)	21,391	*
Kiran Karnik(18)	34,364	*
David B. Kelso(19)	62,502	*
Clyde W. Ostler(20)	47,965	*
Dr. Mohanbir Sawhney(21)	20,161	*
Garen K. Staglin(22)	75,465	*
All current directors and executive officers as a group (17 persons)(23)	4,166,452	14.09

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each beneficial owner is c/o ExlService Holdings, Inc., 280 Park Avenue, 38th Floor, New York, New York 10017.

(2)	Based on 29,561,068 shares outstanding as of February 28, 2011.

(3)	The business address of the Oak Hill Partnerships is 201 Main Street, Suite 1620, Fort Worth, TX 76102. This amount includes an aggregate of 10,278,942 shares of our common stock held by Oak Hill Capital Partners, L.P. and 263,562 shares of our common stock held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC is the sole general partner of OHCP GenPar, L.P., which is the sole general partner of Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P. OHCP MGP, LLC exercises voting and dispositive control over the shares held by Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P. Investment and voting decisions with regard to the shares of the Company’s common stock owned by the Oak Hill Partnerships is made by an investment committee of OHCP MGP, LLC. The members of such committee are J. Taylor Crandall, Jonathan E. Friesel, Michael S. Green, Steven B. Gruber, Stratton R. Heath III, Robert L. Morse Jr., Dennis J. Nayden and Rowan G.P. Taylor. Each of these individuals disclaims beneficial ownership of the shares owned by the Oak Hill Partnerships.

(4)	Based on the Schedule 13G/A filed on January 7, 2011. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based on the Schedule 13G/A filed on February 14, 2011. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(6)	This amount includes an aggregate of 553,653 shares of our common stock indirectly owned by Mr. Talwar through three separate three-year grantor retained annuity trusts. Mr. Talwar is the sole trustee of each of these trusts. This amount also includes 763,865 shares of our common stock owned indirectly by Mr. Talwar through a trust. Mr. Talwar and his spouse are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount includes 248,200 shares of our common stock of which Mr. Talwar has the right to acquire beneficial ownership within 60 days.

(7)	This amount includes 84,000 shares of our common stock owned indirectly by Mr. Kapoor through a spousal lifetime access trust. Mr. Kapoor’s spouse and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes 177,134 shares of our common stock owned indirectly by Mr. Kapoor through a three-year grantor retained annuity trust. Mr. Kapoor is the sole trustee of this trust. This amount also includes 84,000 shares of our common stock owned indirectly by Mr. Kapoor through a spousal lifetime access trust for Mr. Kapoor’s spouse. Mr. Kapoor and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount includes 398,200 shares of our common stock of which Mr. Kapoor has the right to acquire beneficial ownership within 60 days.

(8)	This amount includes 55,000 shares of our common stock of which Mr. Bagai has the right to acquire beneficial ownership within 60 days.

(9)	This amount includes 93,200 shares of our common stock of which Mr. Shashank has the right to acquire beneficial ownership within 60 days.

(10)	This amount includes 31,500 shares of our common stock of which Mr. Nacha has the right to acquire beneficial ownership within 60 days.

(11)	This amount includes 11,670 shares of our common stock of which Mr. Bhalla has the right to acquire beneficial ownership within 60 days.

(12)	This amount includes 27,800 shares of our common stock of which Mr. de Villa has the right to acquire beneficial ownership within 60 days.

(13)	This amount includes 10,550 shares of our common stock of which Mr. Chhibbar has the right to acquire beneficial ownership within 60 days.

(14)	This amount includes 17,700 shares of our common stock of which Mr. Gupta has the right to acquire beneficial ownership within 60 days.

(15)	This amount includes zero shares of our common stock of which Mr. Bloom has the right to acquire beneficial ownership within 60 days.

(16)	This amount includes 22,410 shares of our common stock of which Mr. Gruber has the right to acquire beneficial ownership within 60 days and excludes 16,000 restricted stock units that will not settle within 60 days.

(17)	This amount includes 21,391 shares of our common stock of which Mr. Dardani has the right to acquire beneficial ownership within 60 days and excludes 16,000 restricted stock units that will not settle within 60 days.

(18)	This amount includes 34,364 shares of our common stock of which Mr. Karnik has the right to acquire beneficial ownership within 60 days and excludes 8,000 restricted stock units that will not settle within 60 days.

(19)	This amount includes 57,502 shares of our common stock of which Mr. Kelso has the right to acquire beneficial ownership within 60 days and excludes 16,000 restricted stock units that will not settle within 60 days.

(20)	This amount includes 47,965 shares of our common stock of which Mr. Ostler has the right to acquire beneficial ownership within 60 days and excludes 12,000 restricted stock units that will not settle within 60 days.

(21)	This amount includes 20,161 shares of our common stock of which Mr. Sawhney has the right to acquire beneficial ownership within 60 days and excludes 16,000 restricted stock units that will not settle within 60 days.

(22)	This amount includes 55,465 shares of our common stock of which Mr. Staglin has the right to acquire beneficial ownership within 60 days and excludes 16,000 restricted stock units that will not settle within 60 days.

(23)	This amount includes an aggregate of 1,153,078 shares of our common stock of which our current directors and executive officers have the right to acquire beneficial ownership within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Party Transactions

We review all transactions in which we, our directors and executive officers or their immediate family members and our 5% stockholders are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Code of Conduct and Ethics instructs our directors, officers and employees to report the facts and circumstances of any transaction or potential transaction to our General Counsel or our Audit Committee. Our board of directors has adopted a policy regarding the review of potential related person transactions. Under this policy, our General Counsel will review the facts and circumstances of any covered transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved does not equal or exceed $120,000, our General Counsel will approve or disapprove the transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved equals or exceeds $120,000, he will refer the transaction to our Audit Committee for approval. For each transaction, our General Counsel and Audit Committee, as applicable, will review all factors it considers appropriate, including, but not limited to, the nature of the related party transaction, the related party’s interest in the transaction and the material terms of the transaction, the importance of the transaction to us and to the related party and whether the transaction would impair the judgment of a director or executive officer to act in our best interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person and which involve amounts exceeding $120,000 in the previous fiscal year are disclosed in our proxy statement.

Related Party Transactions

We provide transformation services to Duane Reade Holdings, Inc., a New York City drugstore chain. Duane Reade Holdings, Inc. was, until April 2010, indirectly owned by entities related to the Oak Hill Partnerships, one of our significant stockholders. We recognized revenue of approximately $17,000 (until April 2010) in the year ended December 31, 2010 for fees and expense reimbursements from Duane Reade Holdings, Inc. At December 31, 2010, we had no account receivable related to these services.

We provide services to Oak Hill Capital Partners, one of the Company’s significant stockholders. We recognized revenue of $82,000 in the year ended December 31, 2010 for fees and expense reimbursements from Oak Hill Capital Partners. At December 31, 2010, we had an account receivable of $9,000 related to these services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors of ExlService Holdings, Inc. oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others,

•	our compliance with legal and regulatory requirements,

•	our registered independent public accounting firm’s qualifications and independence,

•	the audit of our financial statements and

•	the performance of our internal audit function and independent registered public accounting firm.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2010 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2010.

AUDIT COMMITTEE

Mr. David B. Kelso (Chairman)

Mr. Clyde W. Ostler

Dr. Mohanbir Sawhney

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominees

Our Nominating and Governance Committee has nominated, and our board of directors has designated, Messrs. Kelso, Ostler and Talwar for election as Class II directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these three nominees. Our board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by our board of directors to fill the vacancy.

General Information About Nominees

The age, tenure on our board of directors and committee membership, if any, of each nominee appears below. Information regarding the business experience during at least the last five years and directorships of other publicly owned corporations of each nominee can be found above under “Our Board of Directors.”

Name	Age	Director Since	Committee/Position

David B. Kelso	58	July 2006	Audit Committee Member

Clyde W. Ostler	64	December 2007	Audit Committee Member

Vikram Talwar	61	November 2002	Chairman, Nominating and Governance Committee Member

Required Vote

The affirmative vote of the plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will elect the three nominees as Class II directors for the specified three-year term. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our board of directors recommends a vote FOR the election of Messrs. Kelso, Ostler and Talwar as Class II directors of the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit our and our subsidiaries’ books, records and accounts for the fiscal year 2011. Our board of directors has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by our stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to our stockholders for ratification at the Annual Meeting. If our stockholders do not ratify the selection, our board of directors and our Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may nonetheless retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change such appointment at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders. Ernst & Young LLP audited our consolidated financial statements for fiscal years 2009 and 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal years 2010 and 2009:

Fee Category	Fiscal 2010	Fiscal 2009
	(in thousands)
Audit Fees	$744	$796
Audit-Related Fees	116	133
Tax Fees	32	27
All Other Fees	—	26

Total Fees	$892	$982

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements, including the audit of effectiveness of internal control over financial reporting and review of our consolidated financial statements included in our quarterly reports or services that are normally provided by our registered independent public accountants in connection with statutory or regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include SAS 70 service organization audits, due diligence in connection with acquisitions and information systems audits.

Tax Fees. Consist of fees for transfer pricing studies completed for our subsidiaries.

Other Fees. Consist of fees for assessments of information systems.

Our Audit Committee pre-approves and is responsible for the engagement of all auditing services provided by our independent registered public accountants and all non-auditing services to be provided by such accountants to the extent permitted under Section 10A of the Exchange Act, including all fees and other terms of engagement. Our Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services between meetings of our Audit Committee to a designated member of our Audit Committee, provided that the decisions made by such member are presented to our full Audit Committee for ratification at its next scheduled meeting.

Required Vote

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our board of directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), our stockholders are being provided with an advisory (non-binding) vote on the compensation of our executive officers. Although the vote is advisory and is not binding on the Board of Directors, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We refer to this non-binding advisory vote as the “say-on-pay” vote.

The say-on-pay vote is required for the first annual meeting at which directors are being elected on or after January 21, 2011, and then must be offered to our stockholders at least once every three years thereafter.

Our board of directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As discussed in the Compensation Discussion and Analysis, our board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. For example, the bulk of our annual incentive bonuses are earned based on achievement of three core financial metrics: revenues, Adjusted EBIT and New Account Revenues. As we discuss in greater detail in our Compensation Discussion and Analysis, these three financial metrics focus our named executive officers on top-line revenues, bottom-line earnings and establishment of new strategic client relationships that are likely to make meaningful contributions to our future financial performance. We believe rewarding our executives with incentive pay based on achievement of these three financial metrics closely aligns management with the interests of our stockholders.

In addition, our philosophy places more emphasis on variable elements of compensation (such as incentive bonuses and equity-based compensation) than fixed remuneration.

Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:

“Resolved, that the stockholders approve on an advisory basis the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”

The above-referenced disclosures appear beginning at page 14 of this proxy statement.

Required Vote

The approval of the compensation of our named executive officers requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, proxies received will be voted “FOR” the approval of the compensation of our named executive officers.

Our board of directors recommends a vote FOR the approval on an advisory basis of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).

PROPOSAL 4

AN ADVISORY (NON-BINDING) VOTE ON HOW FREQUENTLY STOCKHOLDERS SHOULD VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, our stockholders are being provided with an advisory (non-binding) vote on how frequently our stockholders should have an advisory (non-binding) vote on the compensation of our executive officers. Although the vote is advisory and is not binding on the Board of Directors, our Compensation Committee will take into account the outcome of the vote when considering how frequently to hold say-on-pay votes. We refer to this non-binding advisory vote as the “say-on-frequency” vote. You may choose from the following alternatives: every year, every two years, every three years or you may abstain.

The say-on-frequency vote is required for the first annual meeting at which directors are being elected on or after January 21, 2011, and then must be offered to our stockholders at least once every six years thereafter.

Our board of directors believes that having an annual say-on-pay vote to approve the compensation of our executive officers in satisfaction of U.S. disclosure rules is appropriate. Moreover, our board of directors believes that more frequent say-on-pay votes will permit our board of directors to receive current feedback on a timely basis from our stockholders regarding our compensation program for our executive officers, which will enable us to implement more quickly any modifications that our board of directors determines to be appropriate.

Required Vote

Holding a non-binding advisory vote every year to approve the compensation of our executive officers requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, proxies received will be voted “FOR” holding a non-binding advisory vote every year to approve the compensation of our executive officers.

Our board of directors recommends a vote FOR approval on an advisory basis for holding a non-binding advisory vote every year to approve the compensation of our executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our Proxy Statement for our 2012 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal must be received by the Corporate Secretary of the Company no later than January 2, 2012. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our Proxy Statement for the 2012 Annual Meeting will be ineligible for presentation at the 2012 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of the Company at the principal executive offices of the Company. Under our by-laws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us, or mailed and received by us, not less than 90 nor more than 120 days prior to the first anniversary date of the 2011 Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (i) the name and record address of the stockholder and/or beneficial owner proposing such business, as they appear on our books, (ii) the class and number of shares of stock held of record and beneficially by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to propose such business, (iv) a brief description of the stockholder business desired to be brought before the Annual Meeting, the text of the proposal (including the text of any resolutions proposed for consideration) and, in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment, and the reasons for conducting such stockholder business at the Annual Meeting, (v) any material interest of the stockholder and/or beneficial owner in such stockholder business and (vi) all other information that would be required to be filed with the SEC if the person proposing such stockholder business were a participant in a solicitation subject to Section 14 of the Exchange Act. The presiding officer of the Annual Meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, DC 20549

or through the SEC’s Internet website at www.sec.gov.

MISCELLANEOUS

Certain U.S. dollar figures in this proxy statement have been converted from Indian rupees at a rate of 44.71 rupees to $1.00, the rupee to U.S. dollar exchange rate in effect as on December 31, 2010.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank, trust or other nominee may only deliver one copy of this proxy statement and our 2010 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2010 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to our investor relations department through our website at www.exlservice.com. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank, trust or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2010 Annual Report of Form 10-K may be viewed at our website at www.exlservice.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option, you will receive a proxy form in mid-May listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Amit Shashank

General Counsel and Corporate Secretary

New York, New York

May 2, 2011

Our 2010 Annual Report on Form 10-K has been mailed with this proxy statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to ExlService Holdings, Inc., 280 Park Avenue, 38th Floor, New York, NY 10017, Attention: Investor Relations. The request must include a representation by the stockholder that as of May 3, 2011, the stockholder was entitled to vote at the Annual Meeting.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY EXLSERVICE HOLDINGS, INC.

	PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS June 17, 2011				FOR	WITH- HOLD	FOR ALL EXCEPT

Vikram Talwar, Vishal Chhibbar and Amit Shashank, or any one of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of ExlService Holdings, Inc. (the “Company”) to be held at The Ritz-Carlton, Westchester, Three Renaissance Square, White Plains, New York 10601, on June 17, 2011 at 9:00 AM, Eastern Time, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

All capitalized terms used in this proxy shall have the same meanings assigned to them in the proxy statement.

			1.	To elect three directors (except as marked to the contrary below):	☐	☐	☐
Nominees (1) David B. Kelso (2) Clyde W. Ostler (3) Vikram Talwar
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

					FOR	AGAINST	ABSTAIN

			2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐

			3.	To approve the compensation of the named executive officers of the Company.

			4.	To hold a non-binding advisory vote every year to approve the compensation of the named executive officers of the Company.

INSTRUCTION: To vote for a different frequency, mark “AGAINST” and write “Every Two Years” or “Every Three Years” in the space provided below.

	Please be sure to sign and date this Proxy in the box below.	Date	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Stockholder sign above Co-holder (if any) sign above

             The Board of Directors recommends that you vote FOR proposals 1, 2, 3 and 4. The shares represented by this proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1, 2, 3 and 4.

Please sign exactly as your name appears on this card.

				PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.			è ☐

ñDetach above card, sign, date and mail in postage paid envelope provided.ñ

EXLSERVICE HOLDINGS, INC.

Your Vote Is Important.

Please complete, sign, date and promptly return this proxy using the enclosed postmarked envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.